UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.          )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PENN VIRGINIA CORPORATION

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Wednesday, May 1, 2013, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of seven directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	The approval of the amendment and restatement of the Penn Virginia Corporation Seventh Amended and Restated 1999 Employee Stock Incentive Plan;

3.	The holding of an advisory vote on executive compensation;

4.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 4, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2012 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April 1, 2013

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 1, 2013

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on May 1, 2013 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 1, 2013. Our principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only holders of record of shares of our common stock at the close of business on March 4, 2013 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 55,193,362 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting. Holders of shares of our 6% Series A convertible perpetual preferred stock will not be entitled to vote at the Annual Meeting.

Quorum and A djournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Each director (Proposal No. 1) will be elected by a majority of the votes cast in the election for such director nominee. Approval of the amendment and restatement of our Seventh Amended and Restated 1999 Employee Stock Incentive Plan, or the “Equity Plan” (Proposal No. 2), requires the affirmative vote of at least a majority of the votes cast on the proposal at the Annual Meeting; provided that the total votes cast on the proposal represent more than 50% of the total outstanding shares of our common stock. The advisory vote on our executive compensation (Proposal No. 3) is non-binding so no specific vote is required. Ratification of KPMG LLP, or “KPMG,” as our independent registered public accounting firm for the fiscal year ended December 31, 2013 (Proposal No. 4) requires the affirmative vote of at least a majority of the votes cast on the proposal at the Annual Meeting.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under the rules and regulations promulgated by the New York Stock Exchange, or the “NYSE,” and approved by the Securities and Exchange Commission, or the “SEC,” brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The election of directors (Proposal No. 1), the approval of the amendment and restatement of the Equity Plan (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3) are considered non-routine matters under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on some or all of these proposals. The ratification of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2013 (Proposal No. 4) is considered a routine matter under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal.

Abstentions and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions and broker non-votes are tabulated separately. The effect of abstentions and broker non-votes depends on the vote required for a particular proposal. See the “Vote Required” section of each proposal in this Proxy Statement for a description of the effect of abstentions and broker non-votes on such proposal.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of the seven nominees for the Board (Proposal No. 1), “FOR” the amendment and restatement of the Equity Plan (Proposal No. 2), “FOR” the resolution relating to executive compensation (Proposal No. 3), “FOR” the ratification of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2013 (Proposal No. 4) and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Seven directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John U. Clarke, age 60

Mr. Clarke has been a Partner with Turnbridge Capital, LLC, an energy-focused private equity investment firm, since May 2011. He has also served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996. From 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm (2000 to 2001), Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company (1997 to 2000), Managing Director of Simmons & Co. International, an energy investment banking firm (1996 to 1997), and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, an oil and gas exploration and production company (1993 to 1995). He was employed by Transco Energy Company, an interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer, and by Tenneco Inc., an interstate pipeline company, from 1977 to 1981 in the finance department.

Mr. Clarke currently serves on the board of directors of Tesco Corporation (since August 2011). In the last five years, he has also served on the boards of directors of Harvest Natural Resources, Inc. (October 2000 to May 2008) and NATCO Group Inc. (February 2000 to November 2009).

Mr. Clarke has served for over 30 years as a director or executive officer at numerous companies engaged in several businesses in or related to the energy industry. In his various capacities, Mr. Clarke has provided these companies with strategic, financial and operational oversight and leadership. This experience allows him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters and effectively chair the Compensation and Benefits Committee.

2009 (2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Edward B. Cloues, II, age 65

Mr. Cloues has served as the non-executive Chairman of the Board of the Company since May 2011. He also serves as the non-executive Chairman of the Board of each of AMREP Corporation (director since September 1994 and Chairman since January 1996) and PVR GP, LLC, the general partner of PVR Partners, L.P. (director since January 2003 and Chairman since July 2011). Mr. Cloues also serves on the board of directors of Hillenbrand, Inc. (since April 2010).

Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems, from January 1998 until its sale in April 2010, and was a director of that company from July 1985 to April 2010. Prior to joining K-Tron International, Inc. as its Chairman of the Board and Chief Executive Officer, Mr. Cloues was a Partner at Morgan, Lewis & Bockius LLP, a global law firm, from October 1979 to January 1998.

As a former law firm partner specializing in business law matters, the former Chairman of the Board and Chief Executive Officer of K-Tron International, Inc. and a director of multiple public companies, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions, as well as considerable background in financial, strategic, corporate governance and executive compensation matters.

2001 (1)

Steven W. Krablin, age 62

Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc., a provider of a broad range of oilfield products and services used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas, from March 2009 until its sale in January 2011. He was a private investor from April 2005 to March 2009. From April 2008 to August 2008, Mr. Krablin served as Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry. From January 1996 to his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National-Oilwell, Inc., a manufacturer and distributor of oil and gas drilling equipment and other oilfield products. From 1986 to 1996, Mr. Krablin was employed by Enterra Corporation, a provider of rental and fishing tools to the oil and gas industry, last serving as Vice President and Chief Financial Officer.

Mr. Krablin currently serves on the boards of directors of Chart Industries, Inc. (since July 2006) and Hornbeck Offshore Services, Inc. (since August 2005). He also previously served as our director from December 2004 to March 2009.

Mr. Krablin has extensive energy industry experience, having served as the chief executive officer of an oilfield products company and as the chief financial officer of several oil and gas equipment companies. The Board utilizes this experience when considering a broad range of financial and operational matters. In addition, Mr. Krablin also previously served as our director for five years. Mr. Krablin’s knowledge of our history, our operations and our personnel assists him in providing valuable guidance to the Board.

2010 (2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Marsha R. Perelman, age 62

Ms. Perelman has served as Chief Executive Officer of Woodforde Management, Inc., a holding company founded by her, since 1993. From 1983 to 1990, Ms. Perelman served as President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company co-founded by her, and as Vice President of Clearfield Energy, Inc., a crude oil gathering and distribution company co-founded by her.

Ms. Perelman currently serves on the board of directors of PVR GP, LLC, the general partner of PVR Partners, L.P. (since May 2005).

Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction. In addition, Ms. Perelman’s professional and personal contacts have helped the Nominating and Governance Committee identify and recruit director candidates.

1998 (1)(3)

Philippe van Marcke de Lummen, age 69

Mr. van Marcke has served as President of Universitas, Ltd., a manager of funds for the benefit of Belgian universities, since 2007 and as Secretary of Universitas, Ltd. from 1995 to 2007. He has also worked as a private consultant since 2004. From 2005 to 2008, Mr. van Marcke was an advisor to Cheniere Energy, Inc., a liquefied natural gas terminal business. Prior to his work with Cheniere, Mr. van Marcke served as Founder and Chairman of Tractebel LNG Trading S.A., a global energy and services business (2002 to 2004), as Founder and Chief Executive Officer of Tractebel LNG Ltd. (London) (2001 to 2002), as Executive Vice President, President of Strategy Committee and Head of Mergers and Acquisitions of Tractebel North America, Inc. (1999 to 2001), as Founder and Chief Executive Officer of Tractebel Energy Marketing, Inc. (1996 to 1999) and as President of American Tractebel Corporation (1990 to 1996).

Mr. van Marcke has an extensive background in the energy industry, specifically including the oil and gas industry and the liquefied natural gas (LNG) industry. Mr. van Marcke also has substantial experience working with foreign and multinational organizations. Mr. van Marcke’s background and experiences provide the Board with a unique perspective and diverse viewpoint on the oil and gas industry.

2006 (1)(2)

H. Baird Whitehead, age 62

Mr. Whitehead has served as our Chief Executive Officer since May 2011, as our President since February 2011 and as President of Penn Virginia Oil & Gas Corporation since January 2001. He also served as our Chief Operating Officer from February 2009 to May 2011 and as our Executive Vice President from January 2001 to February 2011. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot Oil & Gas Corporation, or “Cabot.” From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.

Mr. Whitehead has served in senior management positions with oil and gas exploration and production companies for over 20 years. His broad experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.

2011

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Gary K. Wright, age 68

Mr. Wright has acted as an independent consultant since 2004. From 2003 to 2004, he served as President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers. From 2001 to 2003, Mr. Wright was an independent consultant to the energy industry. From 1992 to 2001, Mr. Wright served in various capacities with the Global Oil and Gas Group of Chase Manhattan Bank, including as North American Credit Deputy from 1998 to 2001 and as Managing Director and Senior Client Manager in the Southwest from 1992 to 1998. Prior to joining Chase Manhattan Bank, Mr. Wright served as Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992), as Manager of Corporate Banking with Texas Commerce Bank (1987 to 1990) and as Manager of the Energy Group of Texas Commerce Bank (1982 to 1990).

Mr. Wright has broad experience providing financial and strategic advice to oil and gas producers and other companies in the energy business. The Board draws on this experience when it considers financial and economic analyses related to financing and other transactions. In addition, Mr. Wright’s financial expertise assists him in effectively chairing the Audit Committee.

2003 (2)(3)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

Vote Req uired

In February 2013, the Board approved the adoption of a majority vote standard for the election of our directors. Accordingly, under our bylaws, each director shall be elected by the vote of a majority of the votes cast at the Annual Meeting, provided that if the number of director nominees at such meeting exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. Because the number of director nominees equals the number of directors to be elected at the Annual Meeting, to be elected, each director must receive a majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome of voting on director elections. Cumulative voting rights do not exist with respect to the election of directors. Pursuant to our Corporate Governance Principles, any director nominee who does not receive a majority of the votes cast at the Annual Meeting must tender his or her resignation to the Board for its consideration promptly following certification of the election results. The Board will consider all factors it deems relevant to our best interests, make a determination as to whether to accept or reject such resignation and publicly disclose its decision and rationale within 90 days after certification of the election results. Any director who tenders his or her resignation will not participate in the Board’s action regarding whether to accept or reject the resignation.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the seven nominees.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

SEVENTH AMENDED AND RESTATED 1999 EMPLOYEE STOCK INCENTIVE PLAN

On December 20, 2012, the Compensation and Benefits Committee of the Board, or the “C&B Committee,” approved the amendment and restatement of our Seventh Amended and Restated 1999 Employee Stock Incentive Plan, or the “Equity Plan.” The amendment and restatement of the Equity Plan was made subject to shareholder approval.

Material Changes to the Plan

The Equity Plan was amended, among other things, to:

•	change the name of the Equity Plan to the “2013 Amended and Restated Long-Term Incentive Plan;”

•	allow our non-employee directors to participate in the Equity Plan;

•

expand the types of awards available under the Equity Plan to include stock appreciation rights, bonus stock, other share-based awards, performance awards, deferred common stock units and shares of our common stock;

•	provide that awards covering no more than 5,000,000 shares of our common stock may be granted after the effective date of the amendment and restatement of the Equity Plan;

•	limit the number of shares other than stock options and stock appreciation rights issuable under the Equity Plan to 2,600,000;

•	clarify the powers of the C&B Committee in connection with the administration of the Equity Plan;

•	add award limitations to ensure compliance with Section 162(m) of the Internal Revenue Code;

•	modify the definition of “change of control” to require a person, entity or group to acquire 50% (instead of 25%) of our voting stock before a change of control is triggered;

•	modify the definition of “change of control” to require our shareholders to own less than 50% (instead of 75%) of the voting stock following a merger before a change of control is triggered;

•	explicitly prohibit the grant of dividend equivalent rights in connection with grants of stock options, stock appreciation rights and restricted stock units;

•	explicitly prohibit the repricing of stock options and stock appreciation rights;

•	explicitly prohibit the transfer of any award for consideration; and

•	extend the termination date of the Equity Plan from December 31, 2015 to December 31, 2017.

The amendment and restatement of the Equity Plan was made subject to shareholder approval. Consequently, if shareholder approval of the amendment and restatement of the Equity Plan is not obtained, the amendment and restatement of the Equity Plan will not be effective. We believe that the amendment and restatement of the Equity Plan is necessary to ensure that a sufficient and reasonable number of shares will be available over a reasonable period of time to fund our compensation programs. If the amendment and restatement of the Equity Plan is not approved, we will not have sufficient shares in the Equity Plan to provide employees and directors with annual long-term compensation awards consistent with prior practices.

Summary of the Plan

The following is a summary description of the Equity Plan, as amended and restated. A copy of the Equity Plan, as amended and restated, is attached to this Proxy Statement as Appendix A.

Purpose. The purpose of the Equity Plan is to foster and promote our long-term success and increase shareholder value by providing long-term incentives and rewards to employees and directors who contribute to our growth and success, attracting and retaining employees of outstanding ability and experienced and knowledgeable directors and enabling employees and directors to participate in our long-term growth and financial success.

Term. The Plan was effective on May 4, 1999 and is currently scheduled to terminate on December 31, 2015. No awards may be granted after the termination date; however, awards outstanding on that date may be exercised and/or paid in accordance with their terms. If the amendment and restatement of the Equity Plan is approved, the termination date of the Equity Plan will be extended to December 31, 2017.

Administration. The Equity Plan is administered by the C&B Committee. Each member of the C&B Committee is required to be a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, or the “Exchange Act,” and an “outside director” within the meaning of Treasury Regulation §1.162-27 under Section 162(m) of the Internal Revenue Code

Type of Awards. Currently, awards under the Equity Plan may be in the form of stock options, restricted stock or restricted stock units. If the amendment and restatement of the Equity Plan is approved, awards under the Equity Plan may also be in the form of stock appreciation rights, bonus stock, other share-based awards, performance awards, deferred common stock units and shares of our common stock.

Participation and Awards. All of our employees and directors are eligible to receive stock options under the Equity Plan. All of our employees are eligible to receive stock appreciation rights, other share-based awards and performance awards under the Equity Plan. Eligibility to receive restricted stock, restricted stock units and bonus stock under the Equity Plan is limited to key employees selected from time to time by the C&B Committee or the Board. Shares of our common stock and deferred common stock units may only be granted to our non-employee directors. The granting of awards under the Equity Plan is at the discretion of the C&B Committee; therefore, it is not possible to indicate which employees may receive awards under the Equity Plan in the future or the amount of the awards. All of our employees, currently approximately 130, are eligible for selection by the C&B Committee to receive stock options and four employees are eligible to receive restricted stock and restricted stock units; however, additional participants may be added as is necessary or appropriate based upon our size and structure. We currently have six non-employee directors who are eligible to receive shares of our common stock and deferred common stock units.

Shares Available for Awards. If the amendment and restatement of the Equity Plan is approved, the maximum number of shares of our common stock which may be issued for all purposes under the Equity Plan after the effective date of the amendment and restatement will be 5,000,000, no more than 2,600,000 of which may be issued as awards other than stock options and stock appreciation rights. Any performance-based restricted stock units or other awards payable solely in cash will not be counted towards such limits. Shares with respect to the unexercised or undistributed portion of any terminated, expired or forfeited award may be reissued under the Equity Plan. Shares tendered to or withheld by us in connection with the exercise of stock options or stock appreciation rights or the payment of tax withholding on any stock option or stock appreciation right will not be available for future issuance under the Equity Plan. In addition, shares, if any, repurchased on the open market with the proceeds from stock option exercises shall not be available for future issuance under the Equity Plan.

Stock Options. The Equity Plan provides that the exercise price of a stock option will be greater than or equal to the NYSE closing price of our common stock on the date the stock option is awarded. Stock options will be exercisable as determined by the C&B Committee and specified in an award agreement; however, no stock option is exercisable after 10 years after the date of grant. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than cause, death, disability or qualified retirement, which is defined as retiring after reaching age 62 and completing

10 years of consecutive service with us or our affiliate, all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such cessation or (B) the expiration date of such stock options, (ii) we terminate a grantee’s employment for cause, all unexercised options are forfeited, (iii) a grantee dies or becomes disabled, all unexercised options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) the expiration date of such stock options, (iv) a grantee becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, all unexercised options immediately become exercisable and remain exercisable until the expiration date of such stock options, or (v) a grantee ceases to be a non-employee director, all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the expiration date of such stock options, except in the event of the grantee’s death, in which case, the options shall remain exercisable until the earlier of (A) six months after the grantee’s death or (B) the expiration date of such stock options. In addition, if a change in control of us occurs, all unexercised options immediately become exercisable and remain exercisable until the expiration date of such stock options.

The exercise price for a stock option must be paid in full at the time of exercise. Payment must be made in cash or, subject to the approval of the C&B Committee, in shares of our common stock valued at their fair market value, or a combination thereof. Any taxes required to be withheld must also be paid at the time of exercise. An optionee may enter into an agreement with a brokerage firm acceptable to us whereby the optionee will simultaneously exercise the stock option and sell the shares acquired thereby and the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the stock option has been exercised as well as the required amount of withholding. Stock option awards may not be granted with dividend equivalent rights.

Restricted Stock. Restricted stock awards consist of shares of our common stock that are issued in the name of the holder, but that may not be sold or otherwise transferred by the holder until the termination of the restriction period relating to such shares. The restriction periods for restricted stock will terminate as determined by the C&B Committee and specified in an award agreement; however, restriction periods will not terminate before one year after the date of grant, except as described below. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than death, disability or qualified retirement, all unvested shares of such restricted stock are forfeited, or (ii) a grantee dies, becomes disabled or becomes retirement eligible, all restrictions terminate. In addition, if a change in control of us occurs, all restrictions terminate.

Restricted Stock Units. Restricted stock unit awards represent the right to receive shares of our common stock or an amount of cash equal to the fair market value of our shares of common stock, as determined by the C&B Committee and subject to the termination of the restriction period relating to such restricted stock units. The restriction periods for restricted stock units will terminate as determined by the C&B Committee and evidenced in an award agreement; however, restriction periods will not terminate before one year after the date of grant, except as described below. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than death, disability or qualified retirement, all unvested restricted stock units are forfeited, or (ii) a grantee dies, becomes disabled or becomes retirement eligible, all restrictions terminate. In addition, if a change in control of us occurs, all restrictions terminate. Payments with respect to restricted stock unit awards will be made in cash, shares or any combination thereof, as determined by the C&B Committee. Restricted stock unit awards may not be granted with dividend equivalent rights.

Stock Appreciation Rights. The Equity Plan provides that the exercise price of a stock appreciation right will be greater than or equal to the NYSE closing price of our common stock on the date the stock appreciation right is awarded. Stock appreciation rights will be exercisable as determined by the C&B Committee and specified in an award agreement; however, no stock appreciation right is exercisable after 10 years after the date of grant. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than death, disability or qualified retirement, all unvested stock appreciation rights are forfeited, or (ii) a grantee dies, becomes disabled or becomes retirement eligible, all stock appreciation rights immediately vest and remain exercisable until the expiration date of such stock appreciation rights. In addition, if a change in control of us occurs, all stock appreciation rights immediately become exercisable and remain exercisable until the expiration date of such stock options. Stock appreciation right awards may not be granted with dividend equivalent rights.

Deferred Common Stock Units. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Deferred common stock units are granted with dividend equivalent rights. We ceased paying a dividend on our common stock in 2012.

Other Awards. The C&B Committee may grant bonus stock, performance awards and other share-based awards as it determines and specifies in an award agreement. Any such awards must otherwise comply with the provisions of the Equity Plan. Any performance award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code must be contingent on pre-established performance goals and other requirements as set forth in Section 162(m). Any dividends or dividend equivalent rights payable with respect to a performance Award will be paid only at the time that such performance award vests and is paid.

Other Provisions.

Deferrals. The C&B Committee may require or permit an Equity Plan participant to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to such participant in connection with any grant made under the Equity Plan.

Certain Adjustments. The Equity Plan provides for adjustments upon a change in our corporate capitalization, such as a stock dividend or split, or a corporate transaction, such as a merger, consolidation, liquidation or other change in our structure.

Repricing. Except in connection with a change in our corporate capitalization or a corporate transaction, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without shareholder approval.

Transferability. No award under the Equity Plan may be transferred for consideration by a plan participant. No stock option or stock appreciation right awarded under the Equity Plan is transferable by a plan participant prior to vesting unless otherwise determined by the C&B Committee and specified in an award agreement. Unless otherwise determined by the C&B Committee and specified in an award agreement, no vested stock option or stock appreciation right is transferrable by a plan participant other than by will or the laws of descent and distribution or to the spouse, children or grandchildren of the participant or a trust for the exclusive benefit of any such family member. No restricted stock or restricted stock unit is transferable prior to the termination of the restriction period unless otherwise determined by the C&B Committee. No deferred common stock unit is transferable unless otherwise determined by the C&B Committee.

Amendment. The Board or the C&B Committee may at any time amend the Equity Plan, any award and any related award agreement, provided that no amendment shall (i) without shareholder approval, effectuate a change for which shareholder approval is or may be required by any national securities exchange on which our common stock may be listed, (ii) disqualify any member of the C&B Committee from being a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act or an “outside director” within the meaning of Treasury Regulation §1.162-27 under Section 162(m) of the Internal Revenue Code or (iii) adversely affect any then outstanding award without the written consent of the affected grantee.

Federal Income Tax Consequences

The rules governing the tax treatment of the various awards under the Equity Plan are complex. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Stock Options and Stock Appreciation Rights. With respect to stock options and stock appreciation rights, the holder will recognize no taxable income at the time of grant. Upon exercise of a stock option or stock appreciation right, the holder will recognize ordinary income equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. We will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Restricted Stock. A holder of restricted stock is not required to include the value of such shares in income until the first time such holder’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such holder timely files an election under Section 83(b) of the Internal Revenue Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the fair market value of our common stock at the time the income is recognized. Subject to Section 162(m) of the Internal Revenue Code as described below in “Executive Compensation—Compensation Discussion and Analysis—Tax Implications,” we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Restricted Stock Units. A holder of restricted stock units will recognize no taxable income at the time of grant. Upon the receipt of the shares of our common stock underlying a restricted stock unit, the holder will recognize ordinary income equal to the fair market value of our common stock on the receipt date. Subject to Section 162(m) of the Internal Revenue Code, we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Deferred Common Stock Units. A holder of deferred common stock units will recognize no taxable income at the time of grant. Upon distribution of the common stock underlying a deferred common stock unit, the holder will recognize ordinary income equal to the fair market value of our common stock on the distribution date. We will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Shares. A plan participant who receives an award of a share of our common stock will recognize ordinary income at the time of grant equal to the fair market value of our common stock on the grant date. We will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Vote Required

Approval of the amendment and restatement of the Equity Plan will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting; provided that the total votes cast on the proposal represent more than 50% of total outstanding shares of our common stock. Abstentions will be treated as votes cast, while broker non-votes will not be treated as votes cast, for determining whether the total votes cast on the proposal represent more than 50% of the total outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a negative vote on the proposal unless holders of more than 50% of the total outstanding shares of our common stock cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

Board Recommendation

The C&B Committee has unanimously approved the amendment and restatement of the Equity Plan, subject to shareholder approval, and has determined that the amendment and restatement is advisable and in the best interests of the Company and our shareholders. The Board recommends that our shareholders vote FOR the amendment and restatement of the Equity Plan for the following reasons:

•

The failure by our shareholders to approve the amendment of the Equity Plan will limit our ability to make future equity grants to our employees, including our executive officers, or to our non-employee directors.

¡

We currently only have 145,460 shares available for the issuance of restricted stock and restricted stock units under the Equity Plan. In the event that the amendment and restatement of the Equity Plan is not approved by our shareholders, we likely will not be able to make grants of restricted stock units to our NEOs in 2013 in the amounts we would have otherwise made consistent with past practice, and we will be precluded from making grants of restricted stock and restricted stock units in subsequent years.

¡

In the first quarter of 2013, the C&B Committee granted 363,078 stock options under the Equity Plan, leaving 1,954,098 shares available for issuance under the Equity Plan, 145,460 of which are available for the issuance of restricted stock and restricted stock units. If the amendment and restatement of the Equity Plan is approved, all of the stock options granted in the first quarter of 2013 will count towards the 5,000,000 share award limit specified therein. We do not expect to grant any further awards under the Equity Plan prior to the Annual Meeting.

¡

Our non-employee directors currently receive their equity awards under a separate equity plan, referred to as the “Directors Plan,” which only has 88,119 shares available for issuance thereunder. If the amendment and restatement of the Equity Plan is not approved, our non-employee directors will not be able to participate in the Equity Plan and the remaining shares in the Directors Plan will be insufficient to cover amounts owed to our non-employee directors in 2013.

¡	The following table summarizes the available awards under the Equity Plan and the Directors Plan as of December 31, 2012, both before and after the amendment and restatement of the Equity Plan:

	Before Amendment	After Amendment
Equity Plan
Available Stock Options (1)	2,171,716	2,400,000
Available Full Value Awards	145,460	2,600,000

Available Shares	2,317,176	5,000,000
Directors Plan
Available Stock Options (2)	0	0
Available Full Value Awards	88,119	88,119

Available Shares	88,119	88,119

Total Available Shares	2,405,295	5,088,119

(1)	The Equity Plan does not have a separate limit for stock options and stock appreciation rights. For purposes of this table, we have assumed that the number of available stock options and stock appreciation rights is equal to the total available shares minus the total available full value awards.
(2)	The Directors Plan does not have a separate limit for full value awards; consequently, for purposes of this table, we have assumed that all remaining shares under the Directors Plan will be issued as full value awards.

As of December 31, 2012, we had 2,286,734 stock options outstanding under all of our equity compensation plans at a weighted-average exercise price of $21.14 per share with a weighted-average remaining contractual term of 6.6 years. As of December 31, 2012, we had 373,711 full value awards outstanding under all of our equity compensation plans.

•	Our use of equity has been, and will continue to be, judicious and reasonable.

¡	The value of the annual equity awards to our executive officers and other participating employees is determined based on, among other factors, specific Company and individual performance measures.

¡

We make equity grants to employees once each year in connection with our annual long-term incentive awards, and we make quarterly equity grants to our non-employee directors as part of their compensation for serving on the Board. We only granted an aggregate of 251,091 shares of restricted stock and time-based restricted units in the years ended December 31, 2010, 2011 and 2012, 30,904 of which were forfeited upon the resignation of our former Chief Financial Officer and the termination of employment of our former Vice President and Regional Manager. We had 55,117,346 shares of common stock outstanding as of December 31, 2012.

¡	Beginning in 2012, we have granted a substantial portion of our executive officers’ equity-based compensation in the form of performance-based restricted stock units, which are payable solely in cash.

¡

Restricted stock and restricted stock unit grants have generally been limited to our executive officers, and share and deferred common stock unit grants have been limited to our non-employee directors.

¡	Our executive officers have never received more than 50% of their total equity awards in the form of restricted stock or time-based restricted stock units.

¡

Our burn rate is well within industry guidelines established by Institutional Shareholder Services. Burn rate is equal to total awards granted divided by the weighted average shares outstanding. For the years ended December 31, 2010, 2011 and 2012, our annual burn rates for shares underlying awards granted has been 1.7%, 2.5% and 1.1%, with a three-year average burn rate of 1.8%.

¡	Approval of the amendment and restatement of the Equity Plan will result in a moderate dilution level of 12.3%.

¡

The total cost of our equity plans, including both our employees’ equity plan and director’s equity plan, is reasonable and within industry guidelines established by Institutional Shareholder Services. We calculate that the cost of our equity plans, as a percentage of the market value of our common stock, after giving effect to the amendment and restatement of the Equity Plan, is approximately 9%.

•	The use of restricted stock and restricted stock unit grants is a critical component of our executive compensation practices.

¡	Competition for quality employees within the energy industry is intense. The executive compensation practices of most of the members of our Peer Group (as defined under the heading

“Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Peer Benchmarks”) include a component of restricted stock or restricted stock units. Our failure to provide such a component will place us at a disadvantage relative to our peers in attracting, motivating and retaining our executive officers.

¡

Restricted stock and restricted stock units have a significant retention effect because, unlike stock options, they retain value even if our stock price declines. As of December 31, 2012, we had 2,284,334 outstanding employee stock options. Based on the NYSE closing price of our common stock on such date, all of our outstanding employee stock options were out of the money and it would require an approximately 290% increase in the market price of our common stock from such date for over half of our outstanding stock options to be in the money. Because so many of our stock options are significantly out of the money, they fail to incent or retain our employees. Our ability to balance stock option grants with restricted stock or restricted stock unit grants allows us to provide meaningful equity awards even during periods of great economic volatility.

¡

The use of restricted stock and restricted stock units as part of the equity compensation of our executive officers enables us to issuer fewer shares of restricted stock or restricted stock units than stock options to deliver comparable value, which reduces overhang and potential shareholder dilution.

¡

We have executive stock ownership guidelines to encourage stock ownership among our executive officers and align their interests with those of our shareholders. Restricted stock and restricted stock unit grants are an important means for our executive officers to meet those guidelines.

•	The Equity Plan includes many provisions designed to protect shareholder interests and promote effective corporate governance including:

¡	The Equity Plan authorizes a fixed number of shares of common stock available for grant, thereby requiring shareholder approval of any additional authorization of shares.

¡	All stock options and stock appreciation rights must be granted at or above the NYSE closing prices of our common stock on the dates of grant.

¡	The Equity Plan prohibits us from repricing any outstanding stock options or stock appreciation rights without shareholder approval.

¡

The Equity Plan requires a minimum vesting period of one year for restricted stock and restricted stock unit grants. All restricted stock and restricted stock units ever granted under the Equity Plan have had a three-year vesting period, and all stock options granted since 2004 under the Equity Plan have had a three-year vesting period.

¡	The Equity Plan contains a customary and reasonable definition of change of control, upon which outstanding unvested equity awards vest.

¡	Pursuant to NYSE Listing Standards, all material amendments to the Equity Plan require shareholder approval.

¡	The Equity Plan is administered by the C&B Committee, which is composed entirely of Independent Directors.

•	The Equity Plan is not a vehicle for, and we do not engage in, problematic pay practices.

¡	None of our executive officers has an employment contract.

¡

The C&B Committee has historically approved cash bonuses and equity awards based on the level of achievement of several specific quantitative and qualitative corporate and individual goals and objectives, as disclosed in detail in our annual proxy statements. Beginning in 2011, cash bonuses and equity awards have been granted under guidelines approved by the C&B Committee, which provide for the manner in which equity awards to our executive officers and other employees are determined. The guidelines are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Incentive Award Guidelines.”

¡

We do not have a pension plan, and, except for an aggregate $43,816 contributed by us in connection with hirings made in 2001 and 2002, we have never contributed to our Supplemental Employee Retirement Plan.

¡	We do not provide excessive perquisites to our executive officers, other employees or retired executives.

¡

The Executive Change of Control Severance Agreements for our executive officers provide for double-triggered payouts with no tax gross ups. See “Executive Compensation—Change-in-Control Arrangements—Executive Change of Control Severance Agreements.”

¡	We do not reimburse our executive officers for any tax obligations.

¡	We prohibit our executive officers and other employees from engaging in any hedging activities. See “Executive Compensation—Compensation Discussion and Analysis—Policy Prohibiting Hedging.”

¡

The compensation of our executive officers is generally comparable to or below that of our Peer Group. See “Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Peer Benchmarks.”

¡

The differential between our CEO’s total annual compensation and that of all of our other employees is appropriate. See “Executive Compensation—Compensation Discussion and Analysis—Internal Pay Equity at Our Company.”

¡	We have never repriced or replaced options, and the Equity Plan prohibits us from doing so.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Exchange Act (which Section 14A was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 25, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and a cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.

We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The vote is advisory, and it will not be binding on the Board or the C&B Committee. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal relating to the compensation of our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2013, and our internal controls over financial reporting as of December 31, 2013. KPMG has served as our independent registered public accounting firm since 2002. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Vote Required

The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Ratification of the appointment of KPMG as our registered independent public accounting firm for the fiscal year ended December 31, 2013 will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the ratification of KPMG as our registered independent public accounting firm for the fiscal year ended December 31, 2013.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 11 meetings in 2012. During 2012, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served. Our informal policy is for all directors to attend shareholder meetings. All of the directors serving on the Board on May 4, 2012 attended our Annual Meeting of Shareholders held on that date.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Clarke, Cloues, Krablin, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any relationship with us other than as a director of us.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Edward B. Cloues, II, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Cloues in writing c/o Corporate Secretary, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. Our General Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. We have not entered into any transaction with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2012.

Board Leadership Structure and Risk Oversight

We have had separate Chairmen of the Board and CEOs since 1996. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.

The Board has six Independent Directors, including our Chairman. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having six experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk.

In 2011, management, together with our outside internal audit firm, prepared a corporate risk assessment report to assist us in our efforts to identify, control and reduce or eliminate risk where possible. The report identified the critical risks that could prevent us from achieving our strategic goals and discussed current and potential risk mitigation activities. Periodically, the Audit Committee reviews and discusses the report with management and our outside internal audit firm and assesses management’s progress in mitigating the risks identified in the report.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. Ms. Perelman and Messrs. Cloues and van Marcke are the members of the Nominating and Governance Committee, and each is an Independent Director. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” and “Miscellaneous—Director Nominations” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the Committee does not require that each individual director candidate contribute to the Board’s diversity, the Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our Corporate Governance Principles, our non-employee director stock ownership guidelines and our executive officer stock ownership guidelines, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met once in 2012.

Compensation and Benefits Committee. Messrs. Clarke, Krablin, van Marcke and Wright are the members of the Compensation and Benefits Committee, and each is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met eight times in 2012.

Audit Committee. Messrs. Clarke, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each is an Independent Director. Each of Messrs. Clarke, Krablin and Wright is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Cloues, the Chairman of the Board, also qualifies as an audit committee financial expert. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met eight times in 2012.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2012:

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
John U. Clarke	14,000	(3)	155,000	(4)	0	169,000
Edward B. Cloues, II	174,000		80,000	(5)	4,650	258,650
Robert Garrett (6)	24,604		27,473		5,000	57,077
Steven W. Krablin	74,000		80,000	(7)	0	154,000
Marsha R. Perelman	80,000		80,000	(8)	5,000	165,000
Philippe van Marcke de Lummen	73,000		80,000	(9)	0	153,000
Gary K. Wright	94,000		80,000	(10)	1,050	175,050

(1)	Represents the aggregate grant date fair value of shares of common stock and deferred common stock units granted to our non-employee directors. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock on the dates of grant. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors, officers and employees to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $5,000 per director. The program is available to directors for so long as they are directors of ours. We may suspend, change, revoke or terminate the program at any time.
(3)	Mr. Clarke elected to receive all of his cash compensation, other than meeting fees, in shares of our common stock or deferred common stock units.
(4)	As of December 31, 2012, Mr. Clarke had 34,534 deferred common stock units outstanding.
(5)	As of December 31, 2012, Mr. Cloues had 35,202 deferred common stock units outstanding.
(6)	Mr. Garrett retired from the Board on May 4, 2012. At that time, all of Mr. Garrett’s outstanding deferred common stock units converted into shares of our common stock.
(7)	As of December 31, 2012, Mr. Krablin had 14,309 deferred common stock units outstanding.
(8)	As of December 31, 2012, Ms. Perelman had 800 stock options and 35,202 deferred common stock units outstanding and 470 shares held in her directors’ deferred compensation account.
(9)	As of December 31, 2012, Mr. van Marcke had 31,302 deferred common stock units outstanding.
(10)	As of December 31, 2012, Mr. Wright had 50,081 deferred common stock units outstanding and 1,776 shares held in his directors’ deferred compensation account.

Our director compensation policy provides as follows:

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $170,000, consisting of $60,000 of cash and $110,000 worth of equity. The Chairman of the Board receives an annual retainer of $270,000, consisting of $160,000 of cash and $110,000 worth of equity. In 2012, the Board decreased the equity portion of a director’s compensation for 2012 from $110,000 to $80,000. The change was effective for 2012 only, and the equity portion of a director’s compensation automatically reverted to $110,000 in 2013. Directors may elect to take their equity compensation in shares of our common stock or deferred common stock units, or a combination thereof. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairman of the Audit Committee receives an annual cash retainer of $20,000, the Chairman of the Compensation and Benefits Committee receives an annual cash retainer of $15,000 and the Chairman of the Nominating and Governance Committee receives an annual cash retainer of $6,000. All annual retainers are payable on a quarterly basis in arrears. In addition to annual retainers, each non-employee director receives $2,000 cash for each in person Board meeting he or she attends (whether in person or by telephone).

Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, may elect to receive any cash payments in common stock or deferred common stock units.

Non-Employee Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-employee directors, which require our non-employee directors to own shares of our common stock having a value equal to four times the annual cash retainer payable by us for serving on the Board.

Non-Employee Director s Deferred Compensation Plan

We have adopted the Penn Virginia Corporation Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits our non-employee directors to defer the receipt of any or all cash and shares of our common stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

On May 4, 2011, we amended the plan to freeze it as to participation such that no future appointed non-employee directors will be eligible to participate in the plan and no existing non-employee directors will be eligible to elect further fee deferrals or share grant deferrals under the plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 4, 2012, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,396,259		11.6%

Highbridge Capital Management, LLC 40 West 57th Street, 33rd Floor New York, NY 10019	4,837,914	(4)	8.2%

First Trust Portfolios L.P. 120 East Liberty Drive, Suite 400 Wheaton, IL 60187	3,474,424		6.3%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,194,863		5.8%

Dimension Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,139,872		5.7%

Directors:
John U. Clarke	85,399	(5)	—
Edward B. Cloues, II	101,981	(6)	—
Steven W. Krablin	40,124	(7)	—
Marsha R. Perelman	129,643	(8)	—
Philippe van Marcke de Lummen	46,181	(9)	—
H. Baird Whitehead	458,999	(10)	—
Gary K. Wright	51,857	(11)	—

Executive Officers:
Steven A. Hartman	129,359	(12)
Nancy M. Snyder	259,502	(13)	—
John A. Brooks	130,371	(14)	—
Michael E. Stamper	N/A	(15)	—
All directors and executive officers as a group (11 persons)	1,433,416	(16)	2.6%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 4, 2013.
(2)	Based on 55,193,362 shares of our common stock issued and outstanding on March 4, 2013. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.

(4)	Includes 4,166,675 shares of our common stock issuable upon conversion of our 6% Series A convertible perpetual preferred stock.
(5)	Includes 34,534 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(6)	Includes 35,202 deferred common stock units.
(7)	Includes 14,309 deferred common stock units.
(8)	Includes options to purchase 800 shares; 470 shares held in Ms. Perelman’s directors’ deferred compensation account; and 35,202 deferred common stock units.
(9)	Includes 31,302 deferred common stock units.
(10)	Includes options to purchase 278,712 shares; and 12,901 shares held in Mr. Whitehead’s deferred compensation account.
(11)	Reflects 1,776 shares held in Mr. Wright’s directors’ deferred compensation account; and 50,081 deferred common stock units.
(12)	Includes options to purchase 100,153 shares; and 1,215 shares held in Mr. Hartman’s deferred compensation account.
(13)	Includes options to purchase 182,596 shares; 230 shares held by Ms. Snyder as custodian for a minor child; and 21,509 shares held in Ms. Snyder’s deferred compensation account.
(14)	Includes options to purchase 115,581 shares; and 2,326 shares held in Mr. Brooks’ deferred compensation account.
(15)	Mr. Stamper’s employment with us terminated effective as of September 1, 2012.
(16)	Includes options to purchase 677,842 shares; 2,246 shares held in directors’ deferred compensation accounts; 200,630 deferred common stock units; 230 shares held by Ms. Snyder as custodian for a minor child; and 37,951 shares held in the deferred compensation accounts of executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2012 with the exception of one Form 4 reporting two transactions related to approximately $550 worth of stock from broker-reinvested dividends, which was inadvertently filed late by us on behalf of H. Baird Whitehead.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
H. Baird Whitehead (see page 6)	2001

Steven A. Hartman, age 46

Mr. Hartman has served as our Senior Vice President and Chief Financial Officer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2006 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

2010

Nancy M. Snyder, age 60

Ms. Snyder has served as our Executive Vice President since May 2006, as our Chief Administrative Officer since May 2008, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since September 1997. Ms. Snyder also served as Vice President and General Counsel of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and as Chief Administrative Officer from May 2008 to June 2010 and as Vice President and General Counsel of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2001 to June 2010 and as Chief Administrative Officer from May 2008 and June 2010. Ms. Snyder currently serves on the board of directors of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. (since January 2013).

1997

John A. Brooks, age 51 Mr. Brooks has served as our Executive Vice President, Operations since February 2013 and as Vice President and Regional Manager of Penn Virginia Oil & Gas Corporation since October 2007. He also served as our Senior Vice President from February 2012 to February 2013, as our Vice President from May 2008 to February 2012, as Operations Manager of Penn Virginia Oil & Gas Corporation from January 2005 to October 2007 and as Drilling Manager of Penn Virginia Oil & Gas Corporation from February 2002 to January 2005.	2011

Compensation Discussion and Analysis

Set forth below is a discussion and analysis of our compensation policies and practices regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included on page 41 of this Proxy Statement. All references to “the Committee” in this “Compensation Discussion and Analysis” section refer to our Compensation and Benefits Committee, and all references to “our NEOs” refer to the following executive officers named in the Summary Compensation Table:

•	H. Baird Whitehead, President and Chief Executive Officer

•	Steven A. Hartman, Senior Vice President and Chief Financial Officer

•	Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

•	John A. Brooks, Executive Vice President, Operations

Michael E. Stamper, our former Vice President and Regional Manager, is also named in the Summary Compensation Table, but is not included as one of our NEOs for purposes of this Compensation Discussion and Analysis since his employment terminated in September 2012.

Executive Summary

Our 2012 Say-on-Pay Vote

At our Annual Shareholders Meeting held on May 4, 2012, approximately 87% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2012 Proxy Statement. We believe that this positive vote was a result of actions we took in response to our shareholders’ concerns, which were communicated to us in interviews conducted by the Committee Chairman with a majority of our largest shareholders, and which had led to their negative say-on-pay vote the previous year.

•

We substantially increased our focus on “pay-for-performance,” particularly with respect to total shareholder return, or “TSR,” performance, and we maintained or expanded other conservative elements of our compensation-related governance framework.

•

In light of our poor 2011 TSR relative to our peers, in February 2012, the Committee exercised its discretion to award our NEOs annual cash bonuses and long-term equity compensation in amounts below the 25th percentile of our peers and significantly lower than our NEOs were eligible to receive.

•

75% of the long-term equity compensation awarded to our NEOs in 2012 was “at risk,” comprised of 60% performance-based restricted stock units and 15% time-based stock options. According to the Committee’s independent compensation consultant, this percentage of at risk equity is high compared to our peers, whose equity awards generally include between approximately 30% and 40% of at risk equity awards.

•	As a result of the foregoing, total 2012 compensation for our NEOs, as a group, and for our CEO in particular, was well below the 25th percentile of our peers. See “—Executive Compensation—Overview.”

•

Our 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines provide for a bonus pool which limits the aggregate amount of annual cash bonuses that we can pay to all employees and the size of which is determined solely on quantitative criteria established at the beginning of the year.

•	Our NEOs do not have employment agreements.

•	The Change of Control Severance Agreements for our executive officers provide for double-triggered payouts with no “tax gross ups.” See “Change-in-Control Arrangements.”

•	We do not reimburse our executive officers for any tax obligations.

•	We prohibit our executive officers and other employees from engaging in any hedging activities. See “—Policy Prohibiting Hedging.”

•	The differential between our CEO’s total annual compensation and that of all of our other employees is appropriate. See “—Internal Pay Equity at Our Company.”

•	We provide limited perquisites to our executive officers, other employees or retired executives. See “Summary Compensation Table.”

•

We do not have a pension plan, and, except for an aggregate $43,816 contributed by us in connection with hirings made in 2001 and 2002, we have never contributed to our Supplemental Employee Retirement Plan. See “Nonqualified Deferred Compensation.”

•

We have never repriced or replaced options, and we are prohibited from doing so by the Equity Plan. See “Proposal No. 2—Approval of the Amendment and Restatement of Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan.”

Overview of Our 2012 Performance

We accomplished several important business goals in 2012:

•

We continued to shift our production focus away from natural gas and toward higher margin oil and natural gas liquids, or “NGLs.” As a result, our oil production was 75% higher during 2012 than it was during 2011, and revenues from oil during 2012 were 92% higher than they were during 2011.

•

As a result of our increased production of higher margin oil and NGLs, our EBITDAX was 11% higher during 2012 than it was during 2011. For a definition of “EBITDAX,” see “—Executive Compensation—2012-Related Annual Incentive Cash Bonuses—Size of the Cash Bonus Pool and Cash Bonus Pool Metrics.” For a reconciliation of this non-GAAP financial measure to GAAP-based measures, see Appendix B to this Proxy Statement.

•	We increased our acreage position in the oil- and liquids-rich Eagle Ford Shale from approximately 19,500 gross (15,100 net) acres to approximately 40,300 gross (32,500 net) acres.

•

We sold our non-core dry gas assets in Appalachia, other than our Marcellus Shale assets. We deferred drilling our dry gas assets in East Texas and Mississippi until such time as higher natural gas prices justify renewed investment.

•

We substantially improved our liquidity and debt leverage. We entered into a new revolving credit facility, and we completed public offerings of $46 million of common stock and $115 million of Series A convertible preferred stock. As a result, at December 31, 2012, we had approximately $300 million available to borrow under our revolving credit facility, $17.7 million in cash and cash equivalents and our total debt to EBITDAX ratio improved from approximately 3.2 to approximately 2.4.

Compensation Philosophy

To implement our corporate strategy to further our transition to a more dominant oil and NGL producer, we must be able to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. The Committee believes that setting appropriate compensation levels consistent with our objectives involves balancing several competing needs and desires, including:

•	Our desire to increase shareholder value;

•	Our shareholders’ desire for attractive rates of return;

•	Our desire to attract and retain personnel with the skills, educational qualifications and experience to enable us to grow and achieve our business goals;

•	Our employees’ desire to be adequately compensated for their services, consistent with comparable positions in the market;

•	Our employees’ desire for career advancement; and

•	Our competitors’ demand for the services of our employees.

This philosophy is reflected in our compensation program objectives described below.

Objectives of Our Compensation Program

Our compensation program is based on the following objectives:

•

Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short- and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short- and long-term corporate and individual performance measures. See “—Executive Compensation—2012-Related Annual Incentive Cash Bonuses” and “—Executive Compensation—Long-Term Equity Compensation Granted in 2012.”

•

Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and achieve our goals. Furthermore, while achievement of some goals, such as those related to purely financial or operational results, is easily measurable using quantitative metrics, achieving some of the other important goals we set for our executives such as strategy- or leadership-related goals is not. Therefore, we measure our achievement and the achievement of our executives using both quantitative and qualitative metrics. See “—Executive Compensation—2012-Related Annual Incentive Cash Bonuses” and “—Executive Compensation—Individual Performance Metrics.”

•

Executive compensation should balance and align the interests of our executives with those of our shareholders by rewarding increased shareholder return. We satisfy this objective in several ways. A significant portion of our executives’ compensation is at risk in the form of equity or equity-based compensation. See “—Executive Compensation—Long-Term Equity Compensation Granted in 2012.” We have made the payout levels under our NEOs’ performance-based restricted stock units dependent solely upon our peer-relative TSR. The Committee retains the discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant. In February 2012, the Committee exercised such discretion to award lower compensation. See “—How Compensation Is Determined—Incentive Award Guidelines” and “—Executive Compensation.”

•

Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends. See “—How Compensation is Determined.”

•

Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ individual capabilities, levels of experience, tenure, positions and responsibilities when setting their compensation.

Furthermore, we believe that:

•	The type of compensation paid to any employee should be appropriate considering the level of the employee—more senior executives should have more of their incentive compensation at risk and tied to corporate and individual performance because they are typically in a position to have a larger impact on our overall performance. For awards granted in February 2012, our NEOs’ long-term equity compensation was comprised of 60% performance-based restricted stock units payable in cash, 25% time-based restricted stock units payable in stock and 15% stock options, while our vice presidents received approximately 25% stock options and approximately 75% time-based cash awards and other employees received either 100% time-based cash awards or no long-term compensation, depending on their positions.

•

We are in a cyclical and volatile business so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the Committee retains discretion to add, delete or change the significance of compensation performance metrics during any year or to award higher or lower compensation than the metrics would indicate. See “Incentive Award Guidelines.” In addition, the Committee, with the assistance of its independent compensation consultant, monitors industry and general market conditions, changes in our business, changes in legal, accounting and tax regulations and other developments that may, from time to time, require modification of our compensation program to ensure that it is properly structured to achieve its objectives.

•	We should provide fair protection to our NEOs in the event of a termination of employment associated with a change in control. See “Change-In-Control Arrangements.”

Elements of Executive Compensation

We pay our NEOs a base salary and provide them an opportunity to earn an annual incentive cash bonus and an annual long-term equity compensation award.

•

Base Salary—We pay each of our NEOs a base salary, which we strive to make both industry-competitive and reflective of the capabilities, levels of experience, tenure, positions and responsibilities of our NEOs, as well as general economic conditions and internal pay equity. See “Executive Compensation—2012 and 2013 Base Salaries.”

•

Annual Incentive Cash Bonus—We provide each of our NEOs the opportunity to earn an annual incentive cash bonus based upon certain performance metrics. This opportunity creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the Committee during the first quarter of each year. Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool, the size of which is determined based on several purely quantitative Company financial and operational performance metrics. The cash bonus pool metrics applicable to 2012 and 2013 are described below under “Executive Compensation—2012-Related Annual Incentive Cash Bonuses”. See also “—How Compensation is Determined.” The individual performance metrics by which each NEO was measured in 2012 are described below under “Executive Compensation—Individual Performance Metrics.”

•

Long-Term Equity Compensation Award—We provide each of our NEOs the opportunity to earn a long-term equity compensation award (granted annually and earned over time). This opportunity creates a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourages NEO stock ownership. See “—Executive Stock Ownership Guidelines.” Long-term equity compensation awards are expressed in dollar values at grant, and we have paid those awards in the form of performance-based restricted stock units payable in cash, time-based restricted stock units payable in shares, stock options or a combination of these awards. The actual number of performance-based restricted stock units awarded is based on a Monte Carlo simulation of potential outcomes. The actual number of time-based restricted stock units awarded is based on the NYSE closing prices of our common stock on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. Prior to 2012, our NEOs were given the opportunity to elect whether to receive their long-term equity compensation awards in stock options, restricted stock units or a combination of the two, so long as stock options comprised at least 50% of the value of the awards. In 2012, our NEOs were not given this choice, and instead the Committee awarded long-term equity compensation to our NEOs comprised of 60% performance-based restricted stock units payable in cash, 25% time-based restricted stock units payable in shares and 15% stock options.

How Compensation Is Determined

Committee Process. The Committee generally targets the total compensation for each NEO at approximately the 50th percentile of executive officers of our peers with comparable experience, responsibilities and position within the organization. However, given the importance of executive accountability for our performance as well as for individual performance, the Committee recognizes that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company or individual performance, or be lower than such 50th percentile targets, reflecting Company or individual underperformance. The performance metrics applicable to, and the Committee’s rationale behind, our NEOs’ 2012 compensation are described in detail below under “Executive Compensation.”

Because all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, the Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs against their individual performance goals. The Committee gives considerable weight to our CEO’s evaluations when assessing our other NEOs’ performance and determining their compensation. The Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other NEOs, primarily on whether we met or exceeded certain quantitative corporate performance metrics and whether the NEO met or exceeded certain quantitative and qualitative individual performance metrics that are specifically tailored for each NEO. Those achievement levels are considered in the context of our TSR and any other factors the Committee deems appropriate. Our NEOs’ annual incentive cash bonuses are also limited by the amount of cash in the bonus pool, which is computed annually based on our level of achievement of certain purely quantitative financial and operational metrics. See “—Executive Compensation—2012-Related Annual Incentive Cash Bonuses” for a description of the metrics used to compute the 2012 cash bonus pool and the metrics that will be used to compute the 2013 cash bonus pool. The performance metrics for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our operations and financial performance and, therefore, our stock price. The weight given any one metric and the mix of metrics included in determining amounts of compensation are determined early in each year and vary among our NEOs depending on their positions and principal areas of responsibility. Given the cyclical and volatile nature of our business, the relevance and the relative importance of any of these metrics may change from time to time, even within the same year, depending on our strategic objectives, operational needs and the general business and regulatory environments. For this reason, the Committee uses reasonable discretion and may change these performance metrics from year to year and may, as noted previously, adjust actual awards made with respect to any year if circumstances warrant. See “—Compensation Philosophy” and “—Executive Compensation” below for discussions regarding the Committee’s use of this discretion to reduce 2011-related executive compensation.

Independent Compensation Consultant. In 2012, the Committee engaged Frost HR Consulting, or “Frost,” as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs, as well as to provide advice and information regarding the design and implementation of our executive compensation program. Frost also provided updates and information to the Committee about regulatory and other developments that may affect our executive compensation program. Frost provided the Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives, long-term incentives, benefits and perquisites. The only services that Frost provides to us are executive and director compensation consulting services to the Committee. To ensure Frost’s independence:

•	The Committee directly retained and has the authority to terminate Frost.

•	Frost reports directly to the Committee and its Chairperson.

•	Frost meets regularly in executive sessions with the Committee.

•	Frost has direct access to all members of the Committee during and between meetings.

•	Interactions between Frost and management generally are limited to data gathering and discussions regarding information which has or will be presented to the Committee.

•	The Committee confirmed that Frost does not own any of our stock.

•	The Committee confirmed that Frost does not have any business or personal relationship with any of our executive officers or any Committee member.

Peer Benchmarks. Set forth below is a chart showing the companies comprising our peer group for purposes of both 2011 and 2012 compensation, which is referred to as our “Peer Group.” In each case, Frost helped the Committee determine the appropriate peer group based on revenues, assets, capitalization and scope of operations.

Approach Resources, Inc.	Berry Petroleum Company
Carrizo Oil & Gas, Inc.	PetroQuest Energy, Inc.
Comstock Resources Inc.	Rex Energy Corporation
Forest Oil Corporation	Rosetta Resources, Inc.
Goodrich Petroleum Corporation	Stone Energy Corporation
Magnum Hunter Resources Corporation	Swift Energy Company
PDC Energy, Inc.

Incentive Award Guidelines. In February 2011, the Committee adopted our 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines, referred to as the “Incentive Award Guidelines,” which provide for the establishment of an annual cash bonus pool for all employees and set forth the criteria to be used for determining the annual cash bonus and long-term equity compensation awards for our executive officers.

Cash Bonus Pool. The Incentive Award Guidelines require the establishment each year of a cash bonus pool, the size of which is determined based on our level of achievement, as compared to our annual budget, of certain performance metrics, which the Committee typically sets early in the year. See the chart below under “—Executive Compensation—2012-Related Annual Incentive Cash Bonuses” for a description of our 2012 cash bonus pool metrics.

The size of the cash bonus pool is computed such that, if we meet our budget goal with respect to every performance metric, the pool will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses. Under the Incentive Award Guidelines, the Committee may increase or decrease the cash bonus pool by 15% each year if circumstances warrant. Subject to the Committee’s discretion to increase the cash bonus pool by 15%, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool. The Incentive Award Guidelines also permit the Committee to add, delete or change the relative significance of our cash bonus pool performance metrics at any time if circumstances warrant. The flexibility the Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different requirements at various points in time. See “—Compensation Philosophy.”

Annual Incentive Cash Bonuses. The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards. After the cash bonus pool has been computed, the Committee determines the actual amount of our executive officers’ annual incentive cash bonuses, if any, based on the following criteria:

•	The size of the cash bonus pool;

•	Our executive officers’ threshold, target and stretch bonus amounts;

•	Whether our executive officers met, exceeded or did not meet certain corporate and individual performance criteria, which had been set by the Committee during the first quarter of the applicable year;

•	Peer comparison data; and

•	Such other criteria as the Committee may deem appropriate.

Long-Term Equity Compensation. As required by the Incentive Award Guidelines, the Committee sets the amounts of the long-term equity compensation awards granted to our executive officers based on the following factors:

•	Our executive officers’ target equity incentive percentages;

•	Whether our executive officers met, exceeded or did not meet certain corporate and individual performance criteria, which had been set by the Committee during the first quarter of the applicable year;

•	The relative importance to the success of our execution of our strategic objectives of retaining and incentivizing each executive officer beyond the current year;

•	Peer comparison data; and

•	Such other criteria as the Committee may deem appropriate.

Executive Compensation

Overview

In February 2012, the Committee awarded 2011-related annual cash bonuses and long-term equity compensation awards, which, when combined with 2012 base salaries, resulted in total compensation to our NEOs in amounts which were, according to information provided by Frost, generally at or below the 25th percentile of our Peer Group, and which were significantly lower than the amounts for which our NEOs were eligible based on our and their performance metrics. In awarding lower 2011-related compensation, the Committee considered the deterioration of our stock price in 2011 and our poor peer-relative 2011 TSR. The Committee also considered that, in 2011, our shareholders had not been satisfied with the correlation between our CEO’s compensation and our TSR or what they perceived as our lack of use of quantitative performance metrics and, as a result, had voted against our 2011 say-on-pay proposal.

The Committee has recognized that, given that the 2011-related compensation awarded to our NEOs in February 2012 was generally at or below the 25th percentile of our Peer Group, we are increasingly at risk of losing our NEOs to other companies with which we compete for executive talent as our transformation from a small predominantly natural gas producer to a larger predominantly oil and NGL producer progresses in a volatile financial market and a natural gas price environment that continues to be extremely weak. The Committee considered this as well as the following factors when, in February 2013, it set our NEOs’ 2013 base salaries and awarded them 2012-related annual cash bonuses:

•	We and our NEOs met or exceeded almost all of our quantitative and qualitative performance measures in 2012.

•	Our peer-relative TSR improved significantly in 2012, from being last in our Peer Group in 2011 to being fifth in our Peer Group in 2012.

•	87% of our shareholders voted FOR our 2012 say-on-pay proposal.

2012 and 2013 Base Salaries

In February 2012 and February 2013, the Committee determined that base salaries payable to our NEOs in those years were as follows:

	Salary ($)
Name and Principal Position	2013	2012
H. Baird Whitehead	550,000	450,000
President and Chief Executive Officer
Steven A. Hartman	325,000	285,000
Senior Vice President and Chief Financial Officer
Nancy M. Snyder	325,000	310,000
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
John A. Brooks	350,000	300,000
Executive Vice President, Operations

In raising Mr. Whitehead’s base salary, the Committee considered that he had not received a salary increase in 2012 and that, according to information provided by Frost, his 2012 base salary was well below the 25th percentile of CEOs in our Peer Group. With this increase, Mr. Whitehead’s base salary still falls well below the median of our Peer Group according to information provided by Frost.

In raising Mr. Hartman’s base salary, the Committee considered that his 2012 base salary was also well below the 25th percentile of CFOs in our Peer Group according to Frost’s information, and that it had reflected that he was relatively new to his position at the beginning of 2012. With this increase, Mr. Hartman’s base salary is still below the median of CFOs in our Peer Group.

The Committee believes, and Frost’s data supports, that Ms. Snyder’s 2012 base salary is comparable to executive officers in our Peer Group with comparable experience and responsibilities. Consequently, Ms. Snyder received a 4.8% salary increase.

In raising Mr. Brooks’ salary, the Committee considered his promotion and that he now manages our operations in all areas rather than only a particular region or regions as he had in the past.

2012-Related Annual Incentive Cash Bonuses

In February 2013, the Committee awarded the following annual incentive cash bonuses to our NEOs with respect to their services in 2012:

	Cash Bonus
	(% of Salary)	($)
Name	Target	Target	Paid
H. Baird Whitehead	100	450,000	500,000
Steven A. Hartman	80	228,000	230,000
Nancy M. Snyder	80	248,000	245,000
John A. Brooks	80	240,000	250,000

As required by the Incentive Award Guidelines, the Committee awarded the foregoing annual incentive cash bonuses based on the following factors:

Size of the Cash Bonus Pool and Cash Bonus Pool Metrics. Our 2012 cash bonus pool funded at 96% based on the level of our achievement of the five 2012 cash bonus pool weighted performance metrics, which were set by the Committee in February 2012 and are shown in the chart below. The Committee chose these particular metrics because the Committee believed that these metrics would drive our near-term success and, therefore, our stock price over the long term. Frost also advised the Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry generally, to measure success. As the chart shows, we generally met or exceeded four of our five 2012-related performance measures.

Performance Metric	Weighting Factor	Target Performance	Actual Performance	Percent of Target Achieved	Payout Level Percent (1)
Production	30%	39.4 Bcfe	39.1 Bcfe	99%	100%
Drilling finding and development costs per Mcfe (2)	25%	$5.91	$6.56	89%	70%
NAV per share (3)	15%	$21.60	$21.62	100%	100%
EBITDAX (4)	15%	$235.6 million	$247.6 million	105%	125%
Cash costs per Mcfe (5)	15%	$2.43	$2.45	99%	100%

					96%

(1)	Represents the bonus pool payout percentage based on the percent of target achieved, as set forth in the Incentive Award Guidelines.
(2)	Drilling finding and development costs per Mcfe, or “Drilling F&D per Mcfe,” is defined as (x) our cash drilling and completion capital costs related to all wells completed or identified as dry holes during the applicable year (including any capital costs incurred in any previous year related to the drilling of, or otherwise in connection with, such wells), divided by (y) our proved reserves developed as a result of such wells measured in Mcfe, by our independent third party engineering firm.
(3)	NAV per share is defined as (x) the value of our oil and gas assets plus cash on hand minus our long-term debt minus the value of our convertible preferred stock, in each case as set forth in our audited 2012 financial statements, divided by (y) the weighted average total number of fully diluted shares of our common stock issued and outstanding during 2012.
(4)	EBITDAX is defined as earnings before interest, income taxes, depreciation, depletion and amortization expenses, exploration expenses, impairments and other non-cash losses or non-cash income, and excluding extraordinary gains or losses. For a reconciliation of this non-GAAP financial measure to GAAP-based measures, see Appendix B to this Proxy Statement.
(5)	Cash costs per Mcfe is defined as (x) our cash lease operating, gathering, processing and transportation expenses, production and ad valorem taxes and general and administrative expenses, divided by (y) our production, in each case as set forth in our audited 2012 financial statements.

In December 2012, the Committee reviewed the types and weightings of our cash bonus pool performance metrics in light of what it determined to be the most important behaviors to drive in 2013 given 2012 results and our 2013 corporate goals and strategy. After considerable deliberation, and after discussion with Frost, the Committee decided that the 2012 cash bonus pool performance metrics were comprised of goals that drove our significant accomplishments in 2012 and would still be appropriate given our current strategy. As a result, the Committee decided to set the same cash bonus pool performance metrics with the same weightings for 2013 as it had set for 2012.

•	Our NEOs’ Annual Incentive Cash Bonus Targets—The Incentive Award Guidelines provide for annual incentive cash bonus targets for our NEOs as shown in the table below. According to information provided by Frost, these targets are comparable to the cash bonus targets used by our Peer Group for executive officers with comparable experience, responsibilities and position within the organization.

Name	Target
H. Baird Whitehead	100
Steven A. Hartman	80
Nancy M. Snyder	80
John A. Brooks	80

•

Individual Performance Metrics—The Committee considered whether our NEOs met or exceeded their individual performance metrics, which had been approved by the Committee in February 2012, and concluded that our NEOs generally attained or exceeded almost all of their target performance metrics. See “—Individual Performance Metrics.”

•

Peer Comparison Data—As described above under “How Compensation is Determined,” the Committee targets our NEOs’ total compensation to fall at approximately the 50th percentile of executive officers in our Peer Group with comparable experience, responsibilities and position within the organization. The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation. The annual cash bonus awarded to Mr. Whitehead, though approximately 11% above target, is still well below the median of CEOs in our Peer Group. The annual cash bonuses awarded to Messrs. Hartman and Brooks and Ms. Snyder were generally at or near their targets.

•	Other Criteria and Considerations—The Committee also considered the facts described above in “Overview.”

Long-Term Equity Compensation Granted in 2012

We have historically granted long-term equity compensation awards to our NEOs in February of each year, and the amounts of these awards are based on our NEOs’ performance in the prior calendar year and the expectation that our NEOs’ continuing services over time will facilitate the achievement of our corporate goals and objectives. As such, these awards are performance-based on both an historical basis, since the Committee looks to performance during the previous year to set the grant date value of long-term equity awarded, and a forward-looking basis, since (i) awards that vest over time will increase or decrease in value depending on our future stock price and (ii) awards that are paid out based on performance measures will pay at a much lower rate if our performance during the specified performance period is below expectations and at a higher rate if our performance is above expectations.

The chart below shows the amounts of long-term equity incentive compensation awarded by the Committee to our NEOs in February 2012 as compared to their long-term equity incentive compensation targets.

Name	2012 Target %	Eligible $	Paid $
H. Baird Whitehead	300-400	1,318,300—1,755,000	943,000
Steven A. Hartman	200-300	500,000 – 750,000	455,000
Nancy M. Snyder	200-300	620,000 – 930,000	586,000
John A. Brooks	150-300	376,000 – 753,000	292,000

As required by the Incentive Award Guidelines, the Committee considered the following factors when awarding our NEOs the foregoing amounts of long-term equity compensation awards :

•

Our NEOs’ Target Equity Compensation Percentage—The following chart shows our NEOs’ target equity compensation as a percent of base salary for 2012 and 2013. As with annual cash bonus targets, these long-term equity incentive compensation targets are intended to result in our NEOs receiving long-term equity awards that are industry-competitive. According to information provided by Frost, our NEOs’ 2012 long-term equity compensation targets were significantly lower than the targets of our Peer Group. For this reason, in January 2013, the Committee increased our NEOs’ targets. The Committee will consider these higher targets when it awards long-term equity compensation in 2013. The Committee has decided to defer the awarding of 2013 long-term equity incentive compensation to our NEOs until after our 2013 Annual Meeting of Shareholders so that it can consider the results of our shareholders’ vote on the Equity Plan when granting those awards.

Name	2012 Target % of Salary	2013 Target % of Salary
H. Baird Whitehead	300-400	300-600
Steven A. Hartman	200-300	200-400
Nancy M. Snyder	200-300	200-400
John A. Brooks	150-300	200-400

•

Individual Performance Metrics—The Committee noted that our NEOs had generally met or exceeded almost all of their individual performance metrics, which had been approved by the Committee in February 2011. A detailed discussion of the individual performance metrics applicable to the February 2012 equity awards was included in our 2012 Proxy Statement.

•

Peer Comparison Data—The long-term equity award targets shown above are intended to result in our NEOs receiving long-term equity awards in amounts that are competitive with our Peer Group and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.

•

Contribution to the Company—The Committee considered the relative importance to the success of our execution of our strategic objectives of retaining and incentivizing each NEO beyond the current year.

•

Other Criteria and Considerations—Although we and our NEOs had generally met or exceeded our and their 2011-related performance metrics, the Committee focused on our poor 2011 stock performance and low 2011 peer-relative TSR when it awarded our NEOs’ long-term equity incentive compensation in February 2012. As a result, the amount of equity incentive compensation awarded to our NEOs in 2012 was generally, as a group and individually, well below the 25th percentile of our Peer Group.

Individual Performance Metrics

The Incentive Award Guidelines require that the Committee set individual performance metrics for each NEO in the first quarter of each year. The following charts show the individual performance metrics applicable to each of our NEOs for 2012 and the level of achievement with respect to each metric:

MR. WHITEHEAD

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at	Production	39.4 Bcfe	39.1 Bcfe	99.0%
12.5%	EBITDAX	$235.6 million	$247.6 million	105.0%
	Drilling F&D per Mcfe	$5.91	$6.56	89.0%
	Cash costs per Mcfe	$2.43	$2.45	99.0%

In addition to the results of these quantitative metrics, in awarding Mr. Whitehead his 2012-related annual cash bonus, the Committee considered, among other things, that Mr. Whitehead had the following accomplishments, which are weighted, in the aggregate, at 50%:

•

Promoted transactions which, among other things, increased our liquidity (defined as cash and cash equivalents plus available borrowing capacity under our revolving credit facility) from approximately $200 million at December 31, 2011 to approximately $300 million at December 31, 2012 through public financings, credit facility adjustments and sales of non-core assets.

•

Kept our strategy focused on continuing our transition from a predominately natural gas producer to a predominantly oil and NGL producer, with oil production being 75% higher during 2012 than 2011 and revenues from oil being 92% higher than they were during 2011.

•	Directed the approximately 17,400-acre expansion of our Eagle Ford Shale play, which added approximately 70 new locations to our drilling inventory.

•

Completed the consolidation of our Pittsburgh office into our Houston office, which, in conjunction with the sale of our Appalachian assets, is expected to reduce overhead by approximately $2 million per year.

•

Participated in an active investor relations program, including four quarterly public teleconferences and 14 investor conferences, with more than 245 “one-on-one” investor meetings, five sales force presentations and seven road shows held during 2012.

MR. HARTMAN

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at	NAV per share	$21.60	$21.62	100.0%
13.33%	EBITDAX	$235.6 million	$247.6 million	105.0%
	Cash costs per Mcfe	$2.43	$2.45	99.0%

In addition to the results of these quantitative metrics, in awarding Mr. Hartman his 2012-related annual cash bonus, the Committee considered, among other things, that Mr. Hartman also had the following accomplishments, which are weighted, in the aggregate, at 60%:

•	Executed the following significant liquidity and capital raising transactions:

•	Our $46 million common stock and $115 million convertible preferred stock offerings.

•	Our new $600 million revolving credit facility, which retained our $300 million borrowing base notwithstanding the sale of our Appalachian assets and has a relaxed leverage covenant.

•	Entered into hedges of a significant portion of expected volumes at attractive prices.

•	Implemented several steps to improve our forecasting process, including an “estimated cost to date” process which updates well costs on a generally current basis, and automation of AFE reports.

•	Managed the federal tax return process, including receipt of a $32 million refund less than one month after filing the return.

MS. SNYDER

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at	NAV per share	$21.60	$21.62	100.0%
13.33%	EBITDAX	$235.6 million	$247.6 million	105.0%
	Cash costs per Mcfe	$2.43	$2.45	99.0%

In addition to the results of these quantitative metrics, in awarding Ms. Snyder her 2012-related annual cash bonus, the Committee considered, among other things, that Ms. Snyder also had the following accomplishments, which are weighted, in the aggregate, at 60%:

•	Conducted the successful negotiation of three asset dispositions, including the $100 million disposition of our Appalachian assets.

•	Managed the legal aspects and documentation of our new $600 million revolving credit facility.

•	Directed and coordinated the legal aspects of our $46 million common stock and $115 million convertible preferred stock offerings.

•	Oversaw the legal, human resources, information technology and oil and gas marketing functions.

•	Assured SEC, NYSE and other regulatory compliance and governance matters with no non-compliance issues.

•	Assisted the Committee with the structuring and administration of our executive compensation program.

MR. BROOKS

Corporate Measures	Quantitative Criteria (1)	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at	Production	29.2 Bcfe	29.3 Bcfe	100.0%
12.5%	LOE per Mcfe (2)	$0.91	$1.00	90.0%
	G&A per Mcfe (3)	$0.28	$0.35	75.0%
	Drilling F&D per Mcfe	$6.94	$6.56	105.0%

(1)	Related to our Texas and Mid-Continent regions.
(2)	LOE per Mcfe is defined as (x) our lease operating expenses, divided by (y) our production.
(3)	G&A per Mcfe is defined as (x) our general and administrative expenses, divided by (y) our production.

In addition to the results of these quantitative metrics, in awarding Mr. Brooks his 2012-related annual cash bonus, the Committee considered, among other things, that Mr. Brooks had the following accomplishments, which are weighted, in the aggregate, at 50%:

•	Drove the approximately four-day reduction of our spud-to-spud cycle time in the Eagle Ford Shale.

•	Managed the drilling and completion of the 14 wells required to earn all 13,400 acres subject to our Eagle Ford Shale Lavaca County area of mutual interest.

•	Significantly reduced our Eagle Ford Shale hydraulic fracturing costs through contract negotiations.

•	Decreased compression and salt water disposal well costs in East Texas.

•	Directed the evaluation of several new prospects.

•	Optimized compression and lowered line pressure in the Mid-Continent.

Compensation Risk Assessment

We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:

•	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.

•

We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.

•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.

•

The performance periods in our new performance-based restricted stock units overlap, and our stock options and time-based restricted stock units vest over a three-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.

•	We believe that we have an effective management process for developing and executing our short-and long-term business plans.

•	Our compensation policies and programs are overseen by the Committee.

•	The Committee retains an independent compensation consultant.

Executive Stock Ownership Guidelines

We require our executive officers to own shares of our common stock valued at four times base salary, in the case of our CEO, and two times base salary, in the case of our other executive officers, or the “Ownership Guidelines.” As of December 31, 2012, Mr. Whitehead and Ms. Snyder were not in compliance with the Ownership Guidelines principally due to the decrease in our stock price which had occurred in 2011. Mr. Whitehead and Ms. Snyder are not permitted to sell any shares of our common stock until such time as they comply with the Ownership Guidelines. Messrs. Hartman and Brooks also did not, on December 31, 2012, own shares of our common stock valued at the amount required by the Ownership Guidelines; however, they are in compliance with the Ownership Guidelines since, under the Ownership Guidelines, they have until December 31, 2014, in Mr. Hartman’s case, and December 31, 2016, in Mr. Brooks’ case, to meet the Ownership Guidelines.

Internal Pay Equity at Our Company

As discussed above, the Committee believes that comparing our NEOs’ compensation to that of our peers is necessary to assess the overall competitiveness of our compensation programs. However, the Committee also believes that our compensation programs must be internally consistent and equitable.

In implementing this philosophy, the Committee discussed with our Vice President, Human Resources a study conducted by our human resources department which compared our CEO’s total 2012 annual compensation to the median total 2012 annual compensation of all of our other employees. For this purpose, total compensation included 2012 salary, 2012-related cash bonus and the value of equity awards granted in February 2012. Our study demonstrated that, for 2012, our CEO’s total annual compensation was approximately 18 times greater than the median total annual compensation of all of our other employees. The Committee felt that these results reflected an appropriate differential in executive compensation given the wide range of responsibilities and accountability of our CEO and our other employees.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us. For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered officers include each of our NEOs, except our CFO.

The Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders. In 2012, none of our NEO’s compensation exceeded the $1 million deductibility limit for purposes of Section 162(m).

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

John U. Clarke (Chairman)

Steven W. Krablin

Philippe van Marcke de Lummen

Gary K. Wright

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2012, 2011 and 2010, to our CEO, our CFO, our two other executive officers and one of our former executive officers for services rendered to us and our subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
H. Baird Whitehead	2012	450,000	500,000	801,548	141,450	40,900	1,933,898
President and Chief Executive Officer	2011	450,000	135,000	624,993	624,997	39,600	1,874,590
	2010	350,000	400,000	424,992	424,998	39,600	1,639,590

Steven A. Hartman	2012	285,000	230,000	386,752	68,250	36,300	1,006,302
Senior Vice President and	2011	250,000	75,000	300,001	299,997	36,000	960,998
Chief Financial Officer	2010	176,011	150,000	142,967	232,732	30,728	732,438

Nancy M. Snyder	2012	310,000	245,000	498,102	87,901	39,900	1,180,903
Executive Vice President, Chief	2011	310,000	93,000	425,003	424,999	39,600	1,292,602
Administrative Officer, General	2010	300,000	300,000	506,244	243,748	39,600	1,389,592
Counsel and Corporate Secretary

John A. Brooks	2012	300,000	250,000	248,203	43,800	36,300	878,303
Executive Vice President, Operations	2011	251,000	90,000	—	299,997	36,000	676,997

Michael E. Stamper	2012	165,333	—	150,451	26,551	304,552	646,887
Former Vice President and Regional	2011	241,150	48,230	—	229,998	35,769	555,147
Manager (5)

(1)	Represents the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units (2012 only) granted by the C&B Committee to our NEOs in consideration for services rendered to us and phantom units granted by the Compensation and Benefits Committee of the general partner of Penn Virginia Resource Partners, L.P., our former affiliate, to certain of our NEOs in consideration for services rendered to PVR (2010 only). These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant, in the case of the time-based restricted stock units and the phantom units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:

Name	2012
Whitehead	$943,556
Hartman	455,267
Snyder	586,346
Brooks	292,175
Stamper	177,108

(3)	Represents the aggregate grant date fair value of stock options granted by the C&B Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	Reflects (i) amounts paid by us for automobile allowances and executive health exams and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. The amount for Mr. Stamper also includes $280,000 paid to Mr. Stamper in connection with his separation from the Company. See “Severance Agreement and Release.” We contributed the following amounts to the 401(k) Plan accounts of our NEOs in 2012, 2011 and 2010:

Name	2012	2011	2010
Whitehead	$17,500	$17,200	$17,200
Hartman	17,500	17,200	13,028
Snyder	17,500	17,200	17,200
Brooks	17,500	17,200
Stamper	13,352	16,969

(5)	Mr. Stamper’s employment with us terminated effective as of September 1, 2012. The amounts shown for Mr. Stamper for 2012 reflect amounts paid to Mr. Stamper through September 1, 2012.

The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Executive Compensation.” Mr. Hartman and Ms. Snyder rendered a portion of their services to our former affiliates, Penn Virginia Resource Partners, L.P., or “PVR,” and Penn Virginia GP Holdings, L.P. or “PVG,” during 2010. PVR and PVG were responsible for reimbursing to us that portion of those NEOs’ compensation related to the services they performed for PVR and PVG. The specific portions of compensation reimbursed to us by PVR and PVG were determined based on the portion of professional time devoted by each NEO to PVR and PVG. The amounts of salary and bonus reflected in the Summary Compensation Table above for Mr. Hartman and Ms. Snyder in 2010 include amounts paid by us in consideration for services rendered to us as well as amounts reimbursed by PVR and PVG in consideration for services rendered to PVR and PVG. We disposed of all of our interests in PVR and PVG on June 7, 2010. Messrs. Whitehead, Brooks and Stamper devoted all of their professional time to us in the years shown above.

The equity component of our executive compensation program consist of the opportunity to earn awards of time-based restricted stock units, or “time-based units,” performance-based restricted stock units, or “performance-based units,” or stock options from us and, prior to our divestiture of PVR and PVG, awards of phantom units from PVR. Like the cash components of executive compensation, that portion of the value of each NEO’s equity-based compensation granted by us, PVR or PVG depended on the portion of professional time that each NEO devoted to us, PVR and PVG. The values of the stock awards reflected in the Summary Compensation Table above for Mr. Hartman and Ms. Snyder in 2010 include the values of time-based unit awards granted by the C&B Committee and phantom unit awards granted by the Compensation and Benefits Committee of the general partner of PVR. See “—Narrative Discussion of Equity Awards” for a description of our time-based units, performance-based units and stock options.

We have historically paid long-term equity compensation awards to our NEOs in February of each year, the amounts of which are based, in part, on their performance in the prior calendar year. In accordance with SEC rules, we are required to report equity compensation awards for the year in which they are granted, not for the year to which they relate. Consequently, the amounts included in the table above under the columns “Stock Awards” and “Option Awards” for the years 2012, 2011 and 2010 reflect equity compensation awards made with respect to our and our NEOs’ performance in 2011, 2010 and 2009. Accordingly, the amounts shown as 2012 stock and option awards are actually 2011-related equity compensation awards that were granted in February 2012. For a discussion of our NEOs’ 2011-related equity compensation awards, see our 2012 Proxy Statement. Our NEOs’ 2012-related equity compensation awards are not shown in the table above and will be reported as 2013 equity compensation in our 2014 Proxy Statement.

Grants of Plan-Based Awards

The following table sets forth the grant date and number of all performance-based units, time-based units and stock options, and the exercise price of all stock options, granted to our NEOs in 2012 by the C&B Committee, all of which were with respect to services rendered to us in 2011:

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold (#)	Target (#)	Maximum (#)
H. Baird Whitehead	2/16/12	41,603	83,206	166,412				565,801
	2/16/12				41,578			235,747
	2/16/12					54,404	5.67	141,450
Steven A. Hartman	2/16/12	20,064	40,127	80,254				273,000
	2/16/12				20,062			113,752
	2/16/12					26,250	5.67	68,250
Nancy M. Snyder	2/16/12	25,853	51,706	103,412				351,601
	2/16/12				25,838			146,501
	2/16/12					33,808	5.67	87,901
John A. Brooks	2/16/12	12,883	25,765	51,530				175,202
	2/16/12				12,875			73,001
	2/16/12					16,846	5.67	43,800
Michael E. Stamper	2/16/12	7,809	15,618	31,236				106,202
	2/16/12				7,804			44,249
	2/16/12					10,212	5.67	26,551

(1)	These were awards of performance-based units granted under the Equity Plan. All of these performance-based units will be settled in cash on the vesting date. See “Narrative Discussion of Equity Awards.”
(2)	These were awards of time-based units granted under the Equity Plan.
(3)	These were awards of stock options granted under the Equity Plan.
(4)	The grant date fair value of the performance-based units was calculated using a per share price of $6.80, which was the value of the performance-based units on the grant date using a Monte Carlo simulation of potential outcomes. The grant date fair value of the time-based units was calculated using a per share price of $5.67, which was the NYSE closing price of our common stock on the grant date. The grant date fair value of the stock options was calculated using a per option value of $2.60, which was the value of the options on the grant date using the Black-Scholes-Merton option-pricing formula.

Narrative Discussion of Equity Awards

We granted performance-based units to all of our NEOs in 2012. The values of our performance-based units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using a Monte Carlo simulation of potential outcomes. For a description of the assumptions used under our Monte Carlo simulation of potential outcomes, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The performance-based units cliff vest on the third anniversary of the date of grant and are paid based on the relative ranking of our TSR as compared to the TSR of our Peer Group with respect to each of a one-year, two-year and three-year performance period, in each case commencing on the date of grant. The performance-based units are payable solely in cash. The amount of cash payable with respect to performance-based units is equal to the sum of the payout values for each of the three performance periods. The payout value for each performance period is equal to one-third of the vested performance-based units, multiplied by the value of our common stock at the end of the applicable performance period (calculated as the average of the closing prices of our common stock on the 20 trading days immediately preceding the last day of the applicable performance period), multiplied by the applicable percentage corresponding to the relative ranking of our TSR for the applicable performance period. The applicable percentages range from 0% to 200%. The “target” percentage is 100% and corresponds to our TSR ranking in the 60th percentile of our Peer Group. The performance-based units will not have any value unless our TSR ranking is in at least the 40th percentile of our Peer Group, and our TSR ranking must be in at least the 80th percentile of our Peer Group for the performance-based units to pay out at the 200% maximum.

Except as noted below, if the grantee’s employment terminates for any reason prior to the third anniversary of the grant date, then the grantee’s performance-based units will be forfeited and no cash will be payable with respect to the performance-based units. If the grantee is or becomes retirement eligible, and his or her employment terminates for any reason other than cause prior to third anniversary of the grant date, then all of the grantee’s performance-based units will vest and become payable in the amounts and at the time that the performance-based units would have otherwise vested and been payable. If the grantee dies or becomes disabled prior to the third anniversary of the grant date, a pro-rated share (based on the number of days employed during the three-year vesting period) of the performance-based units will vest and the grantee will be paid for such performance-based units at the target percentage at the end of the original three-year vesting period. In the event of a change in control of us, all of the grantee’s performance-based units will immediately vest and the grantee will be paid for such performance-based units following the change in control at the target percentage (regardless of our actual relative TSR ranking) and using the value of our common stock on the effective date of the change in control (calculated as the closing price of our common stock on the effective date of the change of control).

We granted time-based units to Messrs. Whitehead and Hartman and Ms. Snyder in 2010 and 2011 and to Messrs. Whitehead, Hartman, Brooks and Stamper and Ms. Snyder in 2012. The values of our time-based units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of our common stock on the dates of grant. All time-based units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. All time-based units ever granted to our NEOs provide that payments on such time-based units will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of the C&B Committee, an amount of cash equal to the fair market value of our shares) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such time-based units would have originally vested, even if that is after retirement. The C&B Committee granted dividend equivalent rights in tandem with all time-based unit awards prior to 2013. If the amendment and restatement of the Equity Plan is approved, future time-based unit awards may not be granted with dividend equivalent rights.

See “Proposal No. 2—Approval of the amendment and Restatement of Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan—Summary of the Plan—Restricted Stock Units” for a description of the terms of our restricted stock units, which applies to both our time-based units and our performance-based units.

We granted stock options to all of our NEOs in 2010, 2011 and 2012. The values of our stock options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. All stock options ever granted to our NEOs have a 10-year term with an exercise price equal to the NYSE closing price of our common stock on the date the stock option is awarded. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. See “Proposal No. 2—Approval of the amendment and Restatement of Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan—Summary of the Plan—Stock Options” for a description of the terms of our stock options.

The C&B Committee has historically granted annual compensation-related stock options, time-based units or performance-based units during the first quarter of each year upon conclusion of its analysis of executive compensation with respect to the preceding year, and the timing of the C&B Committee’s stock option grants to our NEOs has been historically consistent with the timing of stock option grants to other employees. The C&B Committee has decided to defer the awarding of 2013 long-term equity incentive compensation to our NEOs until after the Annual Meeting so that it can consider the results of our shareholders’ vote on the Equity Plan when granting those awards. The C&B Committee generally grants stock options from time to time in connection with the hiring, promotion or retention of employees, and it has in the past, and may in the future, grant time-based units or performance-based units in connection with such events. The C&B Committee may also consider grants at such other times as it may deem appropriate.

We paid quarterly dividends of $0.05625 per share on each time-based unit in March 2012 and June 2012. The dividends were paid at the same times and in the same amounts as dividends paid to the other holders of our common stock and were taken into consideration when determining the values of the time-based units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

PVR granted phantom units to Mr. Hartman and Ms. Snyder in 2010. The values of PVR’s phantom units reflected in the Summary Compensation Table were based on the NYSE closing prices of PVR’s common units on the dates of grant. All of the unvested phantom units granted by PVR vested upon our divestiture of PVR and PVG on June 7, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options and time-based units and performance-based units not vested as of December 31, 2012, in each case held by our NEOs on December 31, 2012. The market value of non-vested time-based units and performance-based units is based on the NYSE closing price of our common stock on December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Baird Whitehead	13,332	(1)			24.545	3/2/15				83,206	(2)	550,408	(3)
	8,738	(4)			31.535	2/26/16
	10,864	(5)			35.205	2/26/17
	37,991	(6)			42.270	2/21/18
	92,011	(7)			15.060	2/24/19
	27,455	(8)	13,727	(9)	24.380	2/23/20
	28,230	(10)	56,458	(11)	17.140	2/16/21
			54,404	(12)	5.670	2/15/22
Steven A. Hartman	4,000	(13)			11.370	10/21/13	33,396	(14)	147,276	40,147	(2)	265,572	(3)
	8,000	(15)			14.425	3/9/14
	8,000	(16)			24.545	3/2/15
	5,086	(17)			31.535	2/26/16
	5,308	(5)			35.205	2/26/17
	5,845	(6)			42.270	2/21/18
	10,745	(7)			15.060	2/24/19
	4,880	(8)	2,439	(9)	24.380	2/23/20
	10,000	(18)	5,000	(19)	23.370	5/10/20
	13,550	(10)	27,100	(11)	17.140	2/16/21
			26,250	(12)	5.670	2/15/22
Nancy M. Snyder	19,030	(17)			31.535	2/26/16	45,700	(20)	201,537	51,706	(2)	342,035	(3)
	19,804	(5)			35.205	2/26/17
	20,885	(6)			42.270	2/21/18
	49,596	(7)			15.060	2/24/19
	15,746	(8)	7,873	(9)	24.380	2/23/20
	19,196	(10)	38,392	(11)	17.140	2/16/21
			33,808	(12)	5.670	2/15/22
John A. Brooks	5,332	(17)			31.535	2/26/16	12,875	(21)	56,779	25,765	(2)	170,435	(3)
	9,966	(5)			35.205	2/26/17
	15,586	(6)			42.270	2/21/18
	28,725	(22)			15.060	2/24/19
	15,504	(8)	7,752	(9)	24.380	2/23/20
	13,550	(10)	27,100	(11)	17.140	2/16/21
			16,846	(12)	5.670	2/15/22
Michael E. Stamper (23)

(1)	One-half of these options vested on each of March 3, 2007 and March 3, 2008.
(2)	The performance period for one-third of these performance-based units expired or will expire on each of February 15, 2013, February 15, 2014 and February 15, 2015. All of these performance-based units will vest on February 15, 2015. Because Mr. Whitehead is retirement eligible under the Equity Plan, if his employment terminates for any reason other than cause prior to February 15, 2015, he will vest in all of the performance-based units earned as though he had remained employed through February 15, 2015.
(3)	The performance period for one-third of these performance-based units expired February 15, 2013. The payout percentage for such performance period was 150%. The market values of the performance-based units assume that all of the performance-based units payout at 150%.
(4)	These options vested on February 27, 2009.
(5)	One-third of these options vested on each of February 27, 2008, February 27, 2009 and February 27, 2010.
(6)	One-third of these options vested on each of February 22, 2009, February 22, 2010 and February 22, 2011.
(7)	One-third of these options vested on each of February 25, 2010, February 25, 2011 and February 25, 2012.
(8)	One-half of these options vested on each of February 24, 2011 and February 24, 2012.
(9)	These options vested on February 24, 2013.
(10)	These options vested on February 17, 2012.
(11)	One-half of these options vested or will vest on each of February 17, 2013 and February 17, 2014.
(12)	One-third of these options vested or will vest on each of February 16, 2013, February 16, 2014 and February 16, 2015.
(13)	These options vested on October 22, 2004.
(14)	Of these time-based units, 6,688 vested on February 16, 2013, 5,834 vested on February 17, 2013, 1,666 will vest on December 8, 2013, 6,687 will vest on February 16, 2014, 5,834 will vest on February 17, 2014 and 6,687 will vest on February 16, 2015.
(15)	One-third of these options vested on each of March 10, 2005, March 10, 2006 and March 10, 2007.
(16)	One-third of these options vested on each of March 3, 2006, March 3, 2007 and March 3, 2008.
(17)	One-third of these options vested on each of February 27, 2007, February 27, 2008 and February 27, 2009.
(18)	One-half of these options vested on each of May 11, 2011 and May 11, 2012.
(19)	These options will vest on May 11, 2013.
(20)	Of these time-based units, 8,613 vested on February 16, 2013, 8,265 vested on February 17, 2013, 3,332 vested on February 24, 2013, 8,613 will vest on February 16, 2014, 8,265 will vest on February 17, 2014 and 8,612 will vest on February 16, 2015.
(21)	Of these time-based units, 4,292 vested on February 16, 2013, 4,292 will vest on February 16, 2014 and 4,291 will vest on February 16, 2015.
(22)	One-half of these options vested on each of February 25, 2011 and February 25, 2012.
(23)	Mr. Stamper’s employment with us terminated effective as of September 1, 2012. On that date, all of Mr. Stamper’s unvested options expired and all of his unvested time-based units and performance-based units were forfeited. With respect to his vested options, Mr. Stamper had until December 1, 2012 to exercise such options, after which any unexercised options expired.

Stock Option Exercises and Vesting of Restricted Stock Units

The following table sets forth the number of shares of our common stock acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of time-based units during 2012:

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

H. Baird Whitehead	N/A	N/A	101,006	(1)	544,305

Steven A. Hartman	N/A	N/A	7,502	(2)	43,112

Nancy M. Snyder	N/A	N/A	17,713	(3)	96,524

John A. Brooks	N/A	N/A	N/A		N/A

Michael E. Stamper	N/A	N/A	N/A		N/A

(1)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 17, 2012	12,155	6.10	74,146
February 24, 2012	5,811	4.88	28,358
February 25, 2012	11,343	4.88	55,354
May 7, 2012	71,697	5.39	386,447

The restricted stock units vested on account of Mr. Whitehead becoming retirement eligible under the Equity Plan. Mr. Whitehead did not actually receive the underlying shares of our common stock in 2012, but instead, he will receive them on the dates on which such restricted stock units would have originally vested.

(2)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 17, 2012	5,835	6.10	35,594
December 8, 2012	1,667	4.51	7,518

(3)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 17, 2012	8,266	6.10	50,423
February 24, 2012	3,333	4.88	16,265
February 25, 2012	6,114	4.88	29,836

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2012 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	2,286,734	$21.14	2,405,295
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
H. Baird Whitehead	0	0	158,806	0	1,769,406
Steven A. Hartman	0	0	0	0	0
Nancy M. Snyder	0	0	133,984	0	1,133,880
John A. Brooks	11,990	0	20,811	0	221,203
Michael E. Stamper	0	0	0	0	0

(1)	All of these amounts are included in the amounts of salary and bonus for 2012 reported in the Summary Compensation Table.
(2)	Except with respect to aggregate contributions by us of $21,906 on behalf of Mr. Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $159,000 in 2012 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us, unless earlier distributed in accordance with the terms of the SERP. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Mr. Whitehead and another former executive officer, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

The C&B Committee and we believe that our senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event of certain circumstances upon a change of control. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. We believe that, by providing change of control protection, our executive officers will be able to evaluate objectively every Company opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome. For these reasons, we have entered into change of control severance agreements with our executive officers that entitle them to the benefits described below. As noted below, our change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner, and we do not pay tax gross ups in the event of a change of control. We believe that the change in control severance benefits described below provide important protection to our executive officers, are consistent with the practices of our peer companies and are appropriate for the retention of executive talent.

Executive Change of Control Severance Agreements

We have entered into an Executive Change of Control Severance Agreement, referred to as an “Executive Severance Agreement,” with each of Messrs. Whitehead, Hartman and Brooks and Ms. Snyder containing the terms and conditions described below. Messrs. Whitehead and Hartman and Ms. Snyder entered into their Executive Severance Agreements on December 20, 2012, and Mr. Brooks entered into his Executive Severance Agreement on January 29, 2013.

Term.    Each Executive Severance Agreement has a two-year term, which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Executive Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Executive Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Executive Dual Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a material reduction in his or her authority, duties, title, status or responsibility, a greater than 5% reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Executive Severance Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Executive Dual Triggering Events, the NEO will receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for remainder of the options’ respective terms and all other outstanding equity awards held by the NEO will immediately vest and all restrictions will lapse and we will promptly deliver any cash or stock payable thereunder. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes.    The Executive Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accounting firm determines that any payments to be made or benefits to be provided to the NEO under his or her Executive Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases.    Each Executive Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Executive Severance Agreement also requires that, upon payment of the severance benefits to the NEO, the NEO and the Company release each other from all claims relating to the NEO’s employment or the termination of such employment.

Employee Change of Control Severance Agreement

Mr. Stamper, our former Vice President and Regional Manager, had an Employee Severance Agreement while he was employed by us. His Employee Severance Agreement was similar to the Executive Severance Agreements, except that (i) the term was only one year, (ii) the second triggering event was limited to a termination of employment by the Company other than for cause or his inability to perform his duties for at least 180 days due to mental or physical impairment, and (iii) the severance benefits were limited to a cash payment equal to Mr. Stamper’s base salary and the accelerated vesting of his stock options.

Estimated Payments

The following table sets forth the estimated aggregate payments to our NEOs under their respective Executive Severance Agreements assuming that the Executive Dual Triggering Events occurred on December 31, 2012:

Name of Executive Officer	Salary and Bonus ($) (1)	Accelerated Vesting of Restricted Stock and Units ($)	Other Benefits ($) (2)	Total Estimated Severance Payment ($)
H. Baird Whitehead	2,550,000	683,122	100,686	3,333,808
Steven A. Hartman	978,459	324,325	117,951	1,420,735
Nancy M. Snyder	1,830,000	429,560	66,401	2,325,961
John A. Brooks (3)	1,178,117	170,402	117,951	1,466,470
Michael E. Stamper (4)	0	0	0	0

(1)	The amounts reflected in the Salary and Bonus column were reduced to prevent Messrs. Hartman and Brooks from being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. But for such reduction, the amount reflected in the Salary and Bonus column for Messrs. Hartman and Brooks would have been $1,305,000 and $1,185,000.
(2)	Other benefits include medical and dental insurance-related payments and the value of outplacement services.
(3)	Mr. Brooks did not enter into his Executive Severance Agreement until January 29, 2013. On December 31, 2012, Mr. Brooks had an Employee Severance Agreement which provided for lesser change of control severance benefits. For purposes of this table, we have assumed that Mr. Brooks’ Executive Severance Agreement was in effect at December 31, 2012.
(4)	Mr. Stamper’s employment with us terminated effective as of September 1, 2012.

Change of Location Severance Arrangement

On December 20, 2012, we entered into an Amended and Restated Change of Location Severance Agreement, referred to as the “Change of Location Agreement,” with Ms. Snyder. Pursuant to the Change of Location Agreement, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder may elect to receive the severance benefits described above in “Executive Change of Control Severance Agreements.”

Severance Agreement and Release

On August 31, 2012, we entered into a Confidential Severance Agreement and Release, referred to as the “Severance Agreement,” with Mr. Stamper, our former Vice President and Regional Manager, containing the terms and conditions described below.

Separation Date and Severance Payment.    Mr. Stamper’s separation date was September 1, 2012. In connection with his separation from us, we paid Mr. Stamper a severance payment of $280,000 less applicable taxes.

General Release.    Mr. Stamper agreed to release and permanently waive all claims of any kind against us.

Confidentiality.    The Severance Agreement prohibits Mr. Stamper from disclosing confidential information regarding us.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Clarke, Garrett, Krablin, van Marcke de Lummen and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

TRANSACTIONS WITH RELATED PERSONS

We have not entered into any transaction since January 1, 2012 requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. Shareholders are being asked to ratify the appointment of KPMG at the Annual Meeting under Proposal No. 4. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2012, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement provides for alternative dispute resolution procedures. The following table shows fees for services rendered by KPMG for the audit of our consolidated financial statements for 2012 and 2011, the audit of our ICFR for 2012 and 2011 and other services rendered by KPMG:

	2012	2011
Audit Fees (1)	$959,300	$1,223,100
Audit-Related Fees (2)	5,000	6,000
Tax Fees (3)	2,500	—
All Other Fees	—	—

Total Fees	$966,800	$1,229,100

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.
(3)	Tax fees consist of fees for a review of a federal income tax refund application.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by KPMG in 2012 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2012. First, the Audit Committee reviewed and discussed with the Company’s management and KPMG, the Company’s independent registered public accounting firm for 2012, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012. Second, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, and Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has also discussed with KPMG its independence. Through its discussions with KPMG and management, including discussions with KPMG and management regarding the financial statements, discussions with KPMG regarding the scope and results of the audit and KPMG’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2012 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)

John U. Clarke

Steven W. Krablin

Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2014 Annual Meeting of Shareholders on or about May 7, 2014. Any shareholder who wishes to submit a proposal for consideration at our 2014 Annual Meeting of Shareholders, and who wishes to have such proposal included in our proxy statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 2, 2013.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Our Bylaws require that to have a proposal voted upon at the 2014 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than January 31, 2014 or earlier than November 2, 2013, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

Director Nominations

If you wish to nominate a director for election at our 2014 Annual Meeting of Shareholders, you must follow the procedures set forth under “Shareholder Proposals.” In addition, any such nomination must be received by our Corporate Secretary by January 31, 2014 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be nominated for election as a member of the Board at our 2014 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year and may, in its discretion, consider such director nominees, but it is not obligated to do so.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2012 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2012 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2012 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of Proxy materials for the Shareholder Meeting to be held on May 1, 2013.

This Proxy Statement, the proxy card and our 2012 Annual Report are available at http://www.pennvirginia.com/annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder

Corporate Secretary

April 1, 2013

Appendix A

PENN VIRGINIA CORPORATION

2013 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(i)

PENN VIRGINIA CORPORATION

2013 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1. History and Purpose of the Plan

The Plan was previously titled the Seventh Amended and Restated 1999 Employee Stock Incentive Plan, and it was last amended on May 4, 2011. This amendment and restatement of the Plan shall change the title of the Plan to the “Penn Virginia Corporation 2013 Amended and Restated Stock Incentive Plan.”

The purpose of the Plan is to foster and promote the long-term success of the Company and increase shareholder value by (a) motivating superior performance by providing to the Company’s employees long-term incentives and rewards for making major contributions to the Company’s success; (b) strengthening the Company’s ability to retain key employees and to attract and retain outside talent by providing incentive compensation opportunities competitive with other companies similar to the Company; (c) enabling employees to participate in the long-term growth and financial success of the Company; and (d) attracting and retaining the services of experienced and knowledgeable directors and providing Non-employee Directors with a proprietary and vested interest in the growth and performance of the Company.

2. Definitions

(a) “Board” means the board of directors of the Parent Company.

(b) “Bonus Stock” means a Share granted to an eligible employee as a bonus under Section 12.

(c) “Cashless Exercise” means the manner of exercise of an Option described in Section 8(f).

(d) “Cause” means (i) with respect to a Participant who has an employment or change of control severance agreement with the Company, “cause” as defined in such agreement or (ii) with respect to a Participant who does not have an employment or change of control severance agreement with the Company, conduct on the part of a Participant that involves (A) willful failure to perform the Participant’s duties or (B) engaging in serious misconduct injurious to the Company.

(e) “Change of Control” means the occurrence of any of the events described in Section 20.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(g) “Committee” means the committee described in Section 5.

(h) “Company” means Penn Virginia Corporation and each of its Subsidiary Companies and any successor entity.

(i) “Covered Employee” means an individual that is designated by the Committee as likely to be a “covered employee” as defined within the meaning of Section 162(m).

(j) “Date of Grant” means the date on which an award is granted.

(k) “Deferred Common Stock Unit” means a Stock Unit granted pursuant to a Deferred Common Stock Unit Award.

(l) “Deferred Common Stock Unit Account” means the bookkeeping account described in Section 15(b).

(m) “Deferred Common Stock Unit Award” means any award of Deferred Common Stock Units granted to a Non-employee Director under Section 15.

(n) “Disability” means, unless otherwise determined by the Committee and set forth in an individual award agreement, (i) with respect to an award that is not subject to the Nonqualified Deferred Compensation Rules, a Participant becoming disabled as determined by the Committee in its discretion, and (ii) with respect to an award that is subject to the Nonqualified Deferred Compensation Rules, a Participant becoming disabled within the meaning of such term under Section 409A(a)(2)(C) of the Code.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

(p) “Non-employee Director” means a director of the Parent Company who is not an employee of the Company.

(q) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder.

(r) “Option” means any stock option granted to an eligible employee or a Non-employee Director under Section 8.

(s) “Other Share-Based Awards” means any award granted to an eligible employee under Section 13.

(t) “Parent Company” means Penn Virginia Corporation, a Virginia corporation.

(u) “Participant” means a person to whom an award has been granted under this Plan which remains outstanding.

(v) “Performance Award” means any right granted to an eligible employee under Section 14 to receive an award based upon performance criteria specified by the Committee. The Committee shall have the sole right to determine whether a Performance Award shall also be designed to be “performance-based compensation” within the meaning of Section 162(m).

(w) “Performance Goal” means one or more standards established by the Committee to determine whether a Performance Award is earned in whole or in part.

(x) “Plan” means this Penn Virginia Corporation 2013 Amended and Restated Stock Incentive Plan, as set forth herein and as amended from time to time.

(y) “Plan Administrator” means any person designated by the Committee as the Plan Administrator pursuant to Section 5(d).

(z) “Qualified Member” means a member of the Committee who is a “nonemployee director” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and an “outside director” within the meaning of Treasury Regulation §1.162-27 under Section 162(m).

(aa) “Restricted Stock” means Shares granted pursuant to a Restricted Stock Award.

(bb) “Restricted Stock Award” means any award of Restricted Stock granted to an eligible employee under Section 9.

(cc) “Restricted Stock Unit Award” means any award of Stock Units granted to an eligible employee under Section 10.

(dd) “Restricted Stock Unit” means a Stock Unit granted pursuant to a Restricted Stock Unit Award.

(ee) “Restriction Period” means the period of time commencing with the Date of Grant during which restrictions shall apply to the award and ending on the date that the restrictions lapse.

(ff) “Retirement” means the voluntary termination by a Participant of his or her employment with the Company after such Participant has become Retirement Eligible.

(gg) “Retirement Eligible” means a Participant has attained age 62 and completed at least ten consecutive Years of Service, or such younger age or lesser number of consecutive Years of Service as determined by the Committee.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as from time to time in effect and applicable to the Plan and Participants.

(ii) “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto).

(jj) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the regulations promulgated thereunder.

(kk) “Shares” means shares of common stock of the Parent Company.

(ll) “Stock Appreciation Right” or “SAR” means any stock appreciation right granted to an eligible employee or a Non-employee Director under Section 11.

(mm) “Stock Unit” means a bookkeeping entry representing a single Share.

(nn) “Stock Unit Account” means the bookkeeping account described in Section 10(a).

(oo) “Subsidiary Companies” means all entities that at any relevant time are subsidiary entities of the Parent Company within the meaning of Section 424(f) of the Code.

(pp) “Value” on any date means the closing stock price for a Share on the principal national securities exchange on which the Shares are listed on such date (or if such securities exchange shall not be open for the trading of securities on such date, the last previous day on which such exchange was so open) or, if there is no closing price on such date, the closing stock price on the date nearest preceding such date; provided, however, that in the event that the Shares are not publicly traded at the time a determination of Value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors that the Committee deems appropriate including, without limitation, the Nonqualified Deferred Compensation Rules.

(qq) “Vesting Period” means the period of time commencing with the Date of Grant during which an Option or a SAR is not yet exercisable.

(rr) “Year of Service” means any calendar year in which an employee of the Company is paid or entitled to be paid for 1,000 hours of service.

3. Rights To Be Granted

The following rights may be granted under the Plan:

(a) Options, which give the Participant the right, for a specified time period, to purchase a specified number of Shares for a price equal to the Value of such Shares on the Date of Grant subject to forfeiture under certain circumstances upon termination of employment or service as a Non-employee Director during a Vesting Period applicable to the Options;

(b) Restricted Stock Awards, which give the Participant, without payment, a specified number of Shares subject to forfeiture under certain circumstances upon termination of employment during a Restriction Period applicable to the Shares;

(c) Restricted Stock Unit Awards, which give the Participant, without payment, a specified number of Shares, an amount of cash or a combination of Shares and cash, subject to forfeiture under certain circumstances upon termination of employment during a Restriction Period applicable to the Restricted Stock Units;

(d) Stock Appreciation Rights, or SARs, which give the Participant the right to receive, upon exercise thereof, the excess of the (i) Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, subject to forfeiture under certain circumstances upon termination of employment during a Vesting Period applicable to the SARs;

(e) Bonus Stock, which gives the Participant, without payment, a Share as a bonus or in lieu of other Company obligations to pay cash to that Participant and which is not subject to a Restriction Period;

(f) Other Share-Based Awards, which give the Participant the right to receive an award that is based upon or denominated in Shares, and settled in Shares, cash or a combination of Shares and cash and which may or may not be subject to a Restriction Period at the discretion of the Committee;

(g) Performance Awards, which give the Participant a right to receive an award that is subject to performance conditions in addition to the passage of time.

(h) Deferred Common Stock Unit Awards, which give the Participant, without payment, a specified number of Shares which are not subject to a Restriction Period; and

(i) Shares.

4. Stock Subject to Plan

Subject to Section 19 and this Section 4, not more than 5,000,000 Shares in the aggregate may be issued pursuant to the Plan after the effective date of this Amendment and Restatement (as described in Section 32), and of the foregoing 5,000,000 Shares, no more than 2,600,000 Shares in the aggregate may be issued as Shares, Restricted Stock, Bonus Stock, Deferred Common Stock Units or Restricted Stock Units, Performance Awards or Other Share-Based Awards (other than Options or SARs) that shall or may be settled in Shares. For purposes of determining the number of Shares issued under the Plan, no Shares shall be deemed issued until they are delivered to a Participant or any other person eligible to receive the settlement of an award. Notwithstanding the foregoing, Shares covered by awards (whether granted prior to or after the effective date of this Amendment and Restatement) that either wholly or in part expire or are forfeited or terminated shall be available for future issuance under the Plan. Shares tendered to or withheld by the Company in connection with the exercise of Options or SARs or the payment of tax withholding on any Option or SAR shall not be available for future issuance under the Plan. In addition, Shares, if any, repurchased on the open market with the proceeds from Option exercises shall not be available for future issuance under the Plan.

5. Administration of Plan

(a) The Plan shall be administered by the Committee, which shall be composed of not less than three directors of the Parent Company appointed by the Board who are Qualified Members. Except as the Committee may otherwise determine, all decisions and determinations by the Committee shall be final and binding upon all Participants and their respective designated beneficiaries.

(b) Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the eligible persons to whom, and the time or times at which, awards shall be granted; (iii) determine the amount of cash or the number of Shares that shall be the subject of each award; (iv) determine the terms and provisions of each award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options or SARs, (B) the extent to which the transferability of Shares issued or transferred pursuant to any award is restricted, (C) except as otherwise provided herein, the effect of a Participant’s termination of employment or service as a Non-employee Director with the Company on any award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of vesting or exercisability of any award that has been granted; (vi) construe the respective award agreements and the Plan; (vii) make determinations of the Value of the Shares pursuant to the Plan; (viii) delegate its duties under the Plan (as described further below) to such agents as it may appoint from time to time; (ix) subject to the provisions of Section 26, terminate, modify or amend the Plan; and (x) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 and Section 162(m), the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any award or in any award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect.

(c) At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an award granted or to be granted to an individual who is then subject to Section 16 of the Exchange Act in respect of the Parent Company, or relating to an award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m), may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan.

(d) The Committee may delegate as follows:

(i) to a person designated from time to time by the Committee as the Plan Administrator; and

(ii) to the Chief Executive Officer of the Parent Company the right to grant Options under the Plan to any employee who is not subject to Section 16 of the Exchange Act.

Notwithstanding the preceding sentence, the Committee may not delegate its duties where such delegation would violate state corporate law, or with respect to making awards to, or otherwise with respect to awards granted to, eligible persons who are subject to Section 16(b) of the Exchange Act or who are Covered Employees receiving awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m). The Committee may, in its sole discretion, put any conditions and restrictions on the powers that may be exercised by the Plan Administrator or the Chief Executive Officer upon any such delegation. The Committee may revoke any such delegation at any time.

(e) The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

6. Grant of Rights; Limitations on Individual Grants

Subject to Section 7, the Committee or the Board may grant awards to eligible employees and Non-employee Directors of the Company as described in Section 7; provided, however, that, in each calendar year, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) awards (including Stock Options and SARS, but other than awards designated to be paid only in cash or the settlement of which is not based on a number of Shares) relating to more than 1,500,000 Shares, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 19 or (b) awards designated to be paid only in cash, or the settlement of which is not based on a number of Shares, having a value determined on the Date of Grant in excess of $5,000,000.

7. Eligibility

(a) Options may be granted to any employee or Non-employee Director of the Company.

(b) SARs, Other Share-Based Awards and Performance Awards may be granted to any employee of the Company.

(c) Restricted Stock Awards, Restricted Stock Unit Awards and Bonus Stock may be granted only to key employees of the Company, who are designated as such by the Committee or the Board. The term “key employee” is not meant to be limited to Covered Employees for purposes of this Plan.

(d) Deferred Common Stock Units and Shares may be granted only to Non-employee Directors.

8. Option Agreements and Terms

All Options shall be evidenced by option agreements executed on behalf of the Parent Company and by the respective Participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

(a) Option Price.    The option price per Share of any Option granted to a Participant shall be greater than or equal to the Value of the Share on the Date of Grant, but never below the Value of the Share on the Date of Grant.

(b) Restrictions on Transferability.    An Option shall not be transferable prior to the termination of the Vesting Period with respect thereto unless otherwise determined by the Committee and specified in the option agreement. Thereafter, unless otherwise determined by the Committee and specified in the option agreement, an Option shall not be transferable otherwise than (i) by will or the laws of descent and distribution or (ii) to the spouse, children or grandchildren of the Participant or a trust for the exclusive benefit of any such family member; provided that no such family member shall be permitted to make any subsequent transfer of any such Options except back to the original Participant and all Options transferred to any such family member shall remain subject to all terms and conditions set forth herein. During the lifetime of the Participant, an Option shall be exercisable only by him or her or by any transferee to whom an Option was transferred in accordance with subsection (b)(ii).

(c) Payment.    Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the person exercising the Option and subject to the approval of the Committee at the time of exercise, by surrendering, or by the Parent Company’s withholding from Shares purchased, Shares with an aggregate Value, on the date immediately preceding such exercise date, equal to all or any portion of the option price not paid in cash. With the consent of the Committee, payment for Shares purchased upon the exercise of an Option may be made in whole or in part by Restricted Stock (based on the fair market value of the Restricted Stock on the date the Option is exercised as determined by the Committee). In such case, the Shares to which the Option relates shall be subject to the same forfeiture restrictions existing on the Restricted Stock exchanged therefor. Payment for Shares purchased upon the exercise of an Option may also be made pursuant to a Cashless Exercise.

(d) Periods of Exercise; Forfeiture.    An Option shall be exercisable in whole or in part at such time as may be determined by the Committee and stated in the option agreement; provided that no Option shall be exercisable after ten years from the Date of Grant and, unless the Committee has determined otherwise and specified in the option agreement:

(i) In the event a Participant ceases to be an employee of the Company for any reason other than death, Disability, Retirement or termination for Cause (A) any Option held by such Participant the Vesting Period with respect to which has not lapsed shall be forfeited, and (B) any Option held by such Participant the Vesting Period with respect to which has lapsed shall be exercisable until the earlier of that date which is (1) 90 days after the date on which the Participant’s employment ceased or (2) the expiration date of such Option.

(ii) In the event a Participant’s employment with the Company terminates for Cause, any unexercised Options held by such Participant shall be forfeited on the earlier of the date of employment termination or notice of such termination.

(iii) In the event a Participant ceases to be an employee of the Company by reason of his or her death or Disability, any Option held by such Participant shall immediately become exercisable and shall remain exercisable until the earlier of that date which is (A) one year after the date of death or Disability or (B) the expiration date of such Option.

(iv) In the event a Participant becomes Retirement Eligible, any Option granted to such Participant shall immediately vest and become exercisable and shall remain exercisable until the expiration date of such Option.

(v) In the event a Participant ceases to be a Non-employee Director (A) any Option held by such Participant the Vesting Period with respect to which has not lapsed shall be forfeited and (B) any Option held by such Participant the Vesting Period with respect to which has lapsed shall be exercisable (1) until the expiration date of such Option or (2) if such Participant ceased to be a Non-employee Director on account of his or her death, until the earlier of that date which is (x) six months after the date of death or (y) the expiration date of such Option.

(e) Date and Notice of Exercise.    Except with respect to Cashless Exercises, the date of exercise of an Option shall be the date on which written notice of exercise, addressed to the Parent Company at its main office to the attention of its Secretary, is hand delivered, telecopied or mailed, first class postage prepaid; provided that the Parent Company shall not be obliged to deliver any certificates for Shares, or any evidence of the ownership of uncertificated Shares, pursuant to the exercise of an Option until the Parent Company shall have received payment in full of the option price for such Shares and any withholding taxes payable pursuant to Section 23. Each such notice of exercise shall be irrevocable when given. Each notice of exercise must include a statement of preference as to the manner in which payment to the Parent Company shall be made (Shares or cash, a combination of Shares and cash or by Cashless Exercise).

(f) Cashless Exercise.    In addition to the methods of payment described in Section 8(c), a Participant may exercise and pay for Shares purchased upon the exercise of an Option through the use of a brokerage firm acceptable to the Parent Company to make payment to the Parent Company of the option price and any taxes required by law to be withheld upon exercise of the Option either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Shares issued pursuant to the exercise of the Option, and upon receipt of such payment the Parent Company shall deliver the Shares issuable under the Option exercised to such brokerage firm. Notwithstanding anything stated to the contrary herein, the date of exercise of a Cashless Exercise shall be the date on which the broker executes the sale of exercised Shares or, if no sale is made, the date on which the broker receives the exercise loan notice from the Participant to pay the Parent Company for the exercised Shares.

(g) Issuance of Certificates; Evidence of Uncertificated Shares; Payment of Cash.    Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash. Upon receipt of payment of the option price and any withholding taxes payable pursuant to Section 23, the Parent Company shall deliver to the exercising Participant or other person eligible to exercise Options hereunder a certificate for, or evidence of the ownership of, the number of whole Shares and a check for the Value on the date of exercise of the fractional Share to which the person exercising the Option is entitled.

(h) Dividend Equivalents.    The Options shall not be granted with dividend equivalent rights.

9. Restricted Stock Award Agreements and Terms

All Restricted Stock Awards shall be evidenced by restricted stock award agreements executed on behalf of the Parent Company and by the respective Participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

(a) Restrictions on Transferability.    During the Restriction Period, neither a Restricted Stock Award nor any interest therein shall be transferable unless otherwise determined by the Committee.

(b) Restriction Period.    The Restriction Period for Restricted Stock Awards shall be determined by the Committee and specified in the restricted stock award agreement; provided that no Restriction Period shall terminate less than one year from the Date of Grant except pursuant to subsection (c). Notwithstanding the foregoing, only whole Shares shall be issuable with respect to Restricted Stock Awards.

(c) Forfeiture of Shares; Vesting on Disability, Death or Retirement Eligibility.    Unless the Committee has determined otherwise and specified in the restricted stock award agreement:

(i) In the event a Participant ceases to be an employee of the Company for any reason other than his or her Retirement, death or Disability, any Shares subject to such Participant’s Restricted Stock Award the Restriction Period with respect to which has not terminated shall automatically be forfeited by the Participant and revert to and become the property of the Company.

(ii) In the event a Participant (A) becomes Retirement Eligible or (B) ceases to be an employee of the Company by reason of his or her death or Disability, the Restriction Period with respect to any Shares subject to such Participant’s Restricted Stock Award which has not terminated shall automatically terminate effective on the date the Participant becomes Retirement Eligible or the date of the Participant’s death or Disability, as applicable.

(d) Issuance of Shares; Evidence of Uncertificated Shares.    Upon receipt from a Participant of a fully executed restricted stock award agreement and a stock power relating to the Shares issuable thereunder executed in blank by the Participant, the Parent Company shall issue to such Participant the Shares subject to the Restricted Stock Award. The certificates representing such Shares shall be registered in such Participant’s name, with such legend thereon as the Committee shall deem appropriate, provided that such Shares may be uncertificated. The Parent Company shall retain the certificate, if certificated, for such Shares pending the termination of the Restriction Period or forfeiture thereof. Upon termination of the Restriction Period of any such Shares, the Parent Company shall promptly deliver to the Participant the certificates for, or evidence of the ownership of, such Shares.

(e) Dividends.    Dividends payable with respect to a Restricted Stock Award shall be paid within 30 days after the date on which such Restricted Stock Award vests.

10. Restricted Stock Unit Award Agreements and Terms

All Restricted Stock Unit Awards shall be evidenced by restricted stock unit award agreements executed on behalf of the Parent Company and by the respective Participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

(a) Crediting of Stock Units.    Each Stock Unit shall represent the right of a Participant to receive a Share or an amount of cash based on the Value of a Share, if and when specified conditions are met. The Committee shall establish a Stock Unit Account on behalf of each Participant who has received a Restricted Stock Unit Award to which all of the Participant’s Stock Units shall be credited. The establishment of a Stock Unit Account shall not require segregation of any funds of the Company or provide any Participant with any rights to any assets of the Company, except as a general creditor thereof. A Participant shall have no right to receive payment of any Stock Units credited to his Stock Unit Account except as expressly provided herein.

(b) Restrictions on Transferability.    During the Restriction Period, neither a Restricted Stock Unit Award nor any interest therein shall be transferable unless otherwise determined by the Committee.

(c) Restriction Period.    The Restriction Period for Restricted Stock Unit Awards shall be determined by the Committee and specified in the restricted stock unit award agreement; provided that no Restriction Period shall terminate less than one year from the Date of Grant except pursuant to subsection (d).

(d) Forfeiture of Restricted Stock Units; Vesting on Disability, Death or Retirement Eligibility.    Unless the Committee has determined otherwise and specified in the restricted stock unit award agreement:

(i) In the event a Participant ceases to be an employee of the Company for any reason other than his or her Retirement, death or Disability, any Stock Units subject to such Participant’s Restricted Stock Unit Award the Restriction Period with respect to which has not terminated shall automatically be forfeited by the Participant.

(ii) In the event a Participant (A) becomes Retirement Eligible or (B) ceases to be an employee of the Company by reason of his or her death or Disability, the Restriction Period with respect to any Stock Units subject to such Participant’s Restricted Stock Unit Award which has not terminated shall automatically terminate effective on the date the Participant becomes Retirement Eligible or the date of the Participant’s death or Disability, as applicable.

(e) Payment with Respect to Restricted Stock Unit Awards.    Payments with respect to Restricted Stock Unit Awards shall be made in cash, Shares or any combination of the foregoing, as the Committee shall determine.

(f) Earnings.    If vested Restricted Stock Units are not paid within 30 days after the date such Restricted Stock Units vest, the Company shall credit the cash value recorded in the Participant’s Stock Unit Account with earnings through the date the Restricted Stock Units are paid as if such cash balance of the Participant’s Stock Unit Account had been invested at a rate equal to the prime rate published in the Wall Street Journal on the applicable vesting date of the Restricted Stock Unit.

(g) Dividend Equivalents.     Restricted Stock Unit Awards shall not be granted with dividend equivalent rights.

11. Stock Appreciation Right Award Agreements and Terms

All SARs shall be evidenced by SAR agreements executed on behalf of the Parent Company and by the respective Participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

(a) Restrictions on Transferability.    A SAR shall not be transferable prior to the termination of the Vesting Period with respect thereto unless otherwise determined by the Committee and specified in the SAR agreement.

Thereafter, unless otherwise determined by the Committee and specified in the SAR agreement, a SAR shall not be transferable otherwise than (i) by will or the laws of descent and distribution or (ii) to the spouse, children or grandchildren of the Participant or a trust for the exclusive benefit of any such family member; provided that no such family member shall be permitted to make any subsequent transfer of any such SARs except back to the original Participant and all SARs transferred to any such family member shall remain subject to all terms and conditions set forth herein. During the lifetime of the Participant, a SAR shall be exercisable only by him or her or by any transferee to whom a SAR was transferred in accordance with subsection (a)(ii) above.

(b) SAR Award Agreements.    Subject to Section 11(c) below, each SAR award agreement shall state: (i) the total number of Shares to which the SAR relates and the exercise price thereof, which shall be greater than or equal to the Value of a Share on the Date of Grant, but never below the Value of a Share on the Date of Grant; (ii) the date at which the SAR shall expire if not previously exercised or forfeited; provided that such expiration date shall not be later than the tenth anniversary of the Date of Grant of such SAR award; (iii) any vesting and forfeiture restrictions which will be applicable to the Participant; (iv) the time or times at which and the circumstances under which a SAR may be exercised in whole or in part; (v) the method of exercise; (vi) the method of settlement; (vii) the form of consideration payable in settlement (cash or Shares or some combination of cash and Shares); (viii) the method by or forms in which Share settled SARs will be delivered or deemed to be delivered to Participants; (ix) tax withholding requirements; and (x) any other terms and conditions of any SAR.

(c) Vesting on Disability, Death or Retirement Eligibility.    Unless the Committee has determined otherwise and specified in the SAR award agreement:

(i) In the event a Participant ceases to be an employee of the Company for any reason other than his or her Retirement, death or Disability, any SAR award that has not become vested shall automatically be forfeited by the Participant.

(ii) In the event that a Participant becomes Retirement Eligible or ceases to be an employee of the Company by reason of his or her death or Disability, the SAR award granted to such Participant shall immediately vest and become exercisable.

(d)	Dividend Equivalents. The SARs shall not be granted with dividend equivalent rights.

12. Bonus Stock Agreements and Terms

The Committee is authorized to grant Shares as a bonus, or to grant Shares or other awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or awards granted hereunder shall be subject to such other terms as shall be determined by the Committee and set forth in the award agreement governing the Bonus Stock award. In the case of any grant of Shares to an officer of the Parent Company or any of its Subsidiary Companies in lieu of salary or other cash compensation, the number of Shares granted in place of such compensation shall be reasonable, as determined by the Committee.

13. Other Share-Based Award Agreements and Terms

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the value of securities of or the performance of specified Subsidiary Companies. The Committee shall determine the terms and conditions of such Other Share-Based Awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 13 shall be purchased for such consideration and paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under this Plan, may also be granted pursuant to this Section 13.

14. Performance Award Agreements and Terms

(a) Performance Conditions.    The right of an employee to receive a grant, and the right of a Participant to exercise or receive a settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee, making the award a “Performance Award” under this Plan. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited under Section 14(b) in the case of an award granted to a Covered Employee and intended to qualify as “performance-based compensation” under Section 162(m). Any dividends or dividend equivalent rights payable with respect to a Performance Award shall be paid only at the time that such Performance Award vests and is paid.

(b) Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an eligible employee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise or settlement of such Performance Award may be contingent upon achievement of pre-established Performance Goals and other terms set forth in this Section 14(b).

(i) Performance Goals Generally.    The Performance Goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14(b). Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals being “substantially uncertain” at the time the Committee actually establishes the Performance Goal or Goals. The Committee may determine that such Performance Awards shall be granted, exercised or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to grant, exercise or settlement of such Performance Awards. Performance Goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, or for specified Subsidiary Companies or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing Performance Goals for such Performance Awards: (1) revenue, (2) net income, (3) stock price, (4) market share, (5) earnings per share, (6) other earnings measures, (7) return on equity, (8) return on assets, (9) costs, (10) shareholder value, (11) EBIT, (12) EBITDA, (13) EBITDAX, (14) funds from operations, (15) cash flow, (16) cash from operations, (17) net cash flow, (18) net cash flow before financing activities, (19) other cash flow measures, (20) total shareholder return, (21) return on capital, (22) return on invested capital, (23) operating income, (24) after-tax operating income, (25) reserves, (26) proceeds from dispositions, (27) production volumes, (28) reserve replacement measures, (29) finding and development costs, (30) finding and development costs related to the drilling or completion of wells, (31) total market value, (32) petroleum reserve measures, (33) safety and environmental performance measures, (34) net asset value and (35) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, a group of comparable companies. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could, for example, be based on maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). When establishing or certifying a performance goal, the Committee may exclude the impact of any of the following occurrences: (a) amounts accrued pursuant to Company bonus or incentive plans, (b) Company contributions made to retirement plans, (c) asset write-downs, (d) litigation, claims or settlement costs, (e) the impact of any changes in applicable accounting rules or principles or in the Company’s method of accounting or any changes in applicable laws or regulations, (f) reorganization or restructuring costs, (g) any extraordinary or nonrecurring items or (h) any other unusual occurrence identified by the Committee as being appropriately excluded from normal or day-to-day business activities.

(iii) Individual Criteria.    The grant, exercise or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with Section 162(m), such criteria shall be approved by the shareholders of the Parent Company.

(iv) Performance Period; Timing for Establishing Performance Goals.    Achievement of Performance Goals in respect of Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance Goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).

(c) Written Determinations.    All determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award, the achievement of performance goals relating to and final settlement of Performance Awards under Section 14(b) shall be made in writing in the case of any award intended to qualify under Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards.

(d) Status of Performance Awards.    It is the intent of the Company that Performance Awards under Section 14(b) granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Section 162(m). Accordingly, the terms of Sections 14(b), (c) and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given individual will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15. Deferred Common Stock Unit Award Agreements and Terms

All Deferred Common Stock Unit Awards shall be evidenced by deferred common stock unit award agreements executed on behalf of the Parent Company and by the respective participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

(a) Crediting of Deferred Common Stock Units.    Each Deferred Common Stock Unit shall represent the right of a Participant to receive a Share at the times described in Section 15(d). The Committee shall establish a Deferred Common Stock Unit Account on behalf of each Participant who has received a Deferred Common Stock Unit Award to which all of the Participant’s Deferred Common Stock Units shall be credited. The establishment of a Deferred Common Stock Unit Account shall not require segregation of any funds of the Company or provide any Participant with any rights to any assets of the Company, except as a general creditor thereof. A Participant shall have no right to receive payment of any Deferred Common Stock units credited to his or her Deferred Common Stock Unit Account except as expressly provided herein. Periodically (as determined by the Committee), each Participant shall receive a statement indicating the amounts credited to and payable from the Participant’s Deferred Common Stock Unit Account.

(b) Vesting.    Each Participant shall be 100% vested at all times in the Deferred Common Stock Units credited to such Participant’s Deferred Common Stock Unit Account.

(c) Restrictions on Transferability.    Neither a Deferred Common Stock Unit Award nor any interest therein shall be transferable unless otherwise determined by the Committee.

(d) Distributions.    The Shares represented by Deferred Common Stock Units credited to each Participant’s Deferred Common Stock Unit Account shall be distributed to such Participant on the date on which such Participant incurs a separation from service from the Company within the meaning of Section 409A of the Code. Each Deferred Common Stock Unit shall be payable in one Share. In no event shall a Participant, directly or indirectly, designate the calendar year in which distribution is made.

(e) On each date on which the Company pays any cash dividend or other distribution on account of Shares, the Company shall pay to each Participant that amount equal to (x) the amount of cash or other property paid in such distribution times (y) the number of Deferred Common Stock Units in such Participant’s Deferred Common Stock Unit Account.

16. Termination of Employment

For the purposes of the Plan, unless otherwise noted within an individual award agreement, a transfer of an employee between two employers, each of which is a member of the Company, shall not be deemed a termination of employment. If any award is subject to the Nonqualified Deferred Compensation Rules, the holder will not be deemed to have a termination of employment unless such a termination would also constitute a “separation from service” as such term is defined within the Nonqualified Deferred Compensation Rules.

17. Rights as Shareholders or Directors

(a) The holder of an Option or a Share-settled SAR shall have no rights as a shareholder of the Parent Company with respect to any Shares covered by the Option or the Share-settled SAR until the date on which the Participant is issued a stock certificate or evidence of ownership of uncertificated Shares for such Shares underlying the award.

(b) Except as shall have been determined by the Committee and specified in the restricted stock award agreement, pending forfeiture of Shares subject to a Restricted Stock Award, the Participant thereunder shall have all of the rights of a holder of such Shares, including without limitation to vote such Shares (in person or by proxy).

(c) Neither the Participant nor any person entitled to receive payment of a Restricted Stock Unit Award or a Deferred Common Stock Unit Award in the event of the Participant’s death, shall have any rights as a shareholder of the Parent Company with respect to any Shares payable with respect to his or her Restricted Stock Unit Award or Deferred Common Stock Unit Award until the date on which the Participant is issued a stock certificate or evidence of ownership of uncertificated Shares upon payment of the Restricted Stock Unit Award or the Deferred Common Stock Unit Award.

18. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant in connection with any grant made under the Plan. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of the Nonqualified Deferred Compensation Rules.

19. Adjustments Upon Changes in Capitalization

In the event of any change in corporate capitalization such as a stock dividend or split, or a corporate transaction such as a merger, consolidation, separation, partial or complete liquidation or other change in the Company’s structure or Shares, the Committee shall make an appropriate adjustment in the aggregate number of Shares issuable under the Plan, the number of Shares subject to each then outstanding award, the option or exercise price of each then outstanding Option or SAR, the number of awards then outstanding, or any other changes that the Committee determines in its sole discretion to appropriately reflect the corporate change. In the event that the Committee takes action under this Section 19, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of Shares, other securities, cash or property purchasable subject to each award after giving effect to the adjustments. The Committee shall promptly provide each affected Participant with such notice.

20. Change of Control

(a) A Change of Control shall be deemed to have occurred upon the occurrence of any of the following events:

(i) any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing more than 50% of the combined voting power of the Parent Company’s then outstanding securities;

(ii) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Change of Control definition and excluding any individual whose initial assumption of office occurs as a result of either (A) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Parent Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than retirement) to constitute at least a majority of the Board;

(iii) the consummation of a merger, consolidation or other similar transaction of the Parent Company with any other corporation or other entity, other than a transaction that would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of the Parent Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such transaction;

(iv) the sale or disposition by the Company of all or substantially all of the assets of the Company; or

(v) the shareholders of the Company approve a plan of complete liquidation of the Company.

(b) Upon the occurrence of a Change of Control or such period prior thereto as shall be established by the Committee:

(i) all outstanding Restricted Stock, Restricted Stock Units, Performance Awards and other awards (other than Options or SARs) shall become vested, all restrictions thereon shall lapse and the Company shall promptly deliver to the holders thereof that amount of cash or that number of unrestricted Shares, as applicable, payable upon the occurrence of a Change of Control as provided in the award agreements related to such awards;

(ii) all outstanding Options and SARs shall become vested and exercisable in full and shall remain exercisable for the remaining terms thereof and, if the Company is not the surviving entity upon such Change of Control (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all Options or SARs which were not exercised at the time of such Change of Control shall be converted into or replaced by options, stock appreciation rights or other similar rights of comparable value in the surviving entity; and

(iii) all Shares represented by Deferred Common Stock Units shall be distributed.

(c) Notwithstanding anything contained in this Section 20, to the extent necessary to comply with the Nonqualified Deferred Compensation Rules, no Shares or cash payable with respect to an award that is subject to the Nonqualified Deferred Compensation Rules shall be distributed upon a Change of Control unless the transaction constituting a Change of Control is a “change in control event” for purposes of the Nonqualified Deferred Compensation Rules.

21. Plan Not to Affect Employment or Board Membership

Neither the Plan nor any award shall confer upon any employee of the Company any right to continue in the employment of the Company or confer upon any Non-employee Director any right to continue as a member of the Board or interfere in anyway with the right of the Parent Company or its shareholders to remove or not re-elect an individual from or to the Board.

22. Issuance of Certificates; Payments and Distributions Upon Death

(a) Nothing herein or in any award granted hereunder or any award agreement shall require the Parent Company to issue any Shares with respect to any award that if issued would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or SAR, at the time of any grant of a Restricted Stock Award or at the time of settlement or distribution of any Restricted Stock Unit Award, Deferred Common Stock Unit Award or other award, the Parent Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement or distribution of any Restricted Stock Award, Restricted Stock Unit Award, Deferred Common Stock Unit Award or other award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the Shares being acquired pursuant to the award and such written covenants and agreements, if any, as to the manner of disposal of such Shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, beneficiaries, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. No Option or SAR shall be exercisable and no settlement of any other Share-settled award shall occur with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Parent Company or any of its Subsidiary Companies that the Committee believes is equal to or greater in value than the par value of the Shares subject to such award.

(b) Upon the death of a Participant, any payment of cash or distribution of Shares due under any award held by such Participant shall be made to the beneficiary designated by such Participant or, if no such designation has been made, or if the beneficiary predeceases the Participant, to the Participant’s estate, in either case within 90 days of the Participant’s death.

23. Taxes

Unless otherwise specifically set forth above or in an individual award agreement, the Company shall be authorized to withhold from any award granted, or any payment related to an award under this Plan, including from a distribution of Shares, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

24. Repricing and Transfers for Consideration Prohibited.

(a) Except in connection with a transaction described in Section 19, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the Original Options or SARs without shareholder approval.

(b) No award granted hereunder may be transferred for consideration by a Participant.

25. Interpretation

The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. It is intended that the Restricted Stock Awards shall constitute property subject to federal income tax pursuant to the provisions of Section 83 of the Code and that the Plan shall qualify for the exemption available under Rule 16b-3. To the extent applicable, grants under the Plan shall be structured either to be exempt from or to comply with the requirements of the Nonqualified Deferred Compensation Rules. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

26. Amendments

The Plan, any award and its related award agreement may be amended by the Board or the Committee, but any amendment that would require approval of the shareholders of the Parent Company shall require the approval of the holders of such portion of the shares of the capital stock of the Parent Company present and entitled to vote on such amendment as is required by applicable law, stock exchange rule and the terms of the Parent Company’s capital stock to make the amendment effective. Notwithstanding the foregoing, no amendment shall be made which would disqualify any member of the Committee from being a “Qualified Member” as defined herein. No outstanding award shall be adversely affected by any such amendment without the written consent of the Participant or other person then entitled to exercise an Option or SAR award or the Participant or other person then entitled to receive the Shares or cash subject to any other award under the Plan.

27. Securities Laws

The Committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of Rule 16b-3.

28. Unfunded Status of Awards

This Plan is intended to constitute an “unfunded” plan for all incentive awards.

29. Fractional Shares

No fractional Shares shall be issued or delivered pursuant to the Plan or any award. Unless otherwise specified in the Plan or in an award agreement, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

30. Severability

If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of the Plan or any award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to eligible employees who are subject to Section 16(b) of the Exchange Act), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such award should not comply with Rule 16b-3).

31. Governing Law

The validity, construction and effect of the Plan and any rules or regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

32. Effective Date and Term of Plan

The Plan was adopted by the Board on December 2, 1998 and this Amendment and Restatement became effective on December 20, 2012, subject to the approval of the Parent Company’s shareholders at the first annual meeting of shareholders to occur following such effective date. The Plan shall expire on December 31, 2017 unless sooner terminated by the Board. All awards under the Plan shall be granted on or before December 31, 2017.

Appendix B

	Year ended December 31,
Reconciliation of GAAP “Net loss from continuing operations” to Non-GAAP “EBITDAX”	2012	2011
	(in thousands)
Net loss from continuing operations	$(104,589)	$(132,915)
Adjustments to net loss:
Non-consolidated net income, net of cash dividends received	—	—
Extraordinary loss (gain)	—	—
Loss (gain) on sale of assets	(4,282)	(3,382)
Loss (gain) on purchase or sale of equity	—	—
Loss on extinguishment of debt	3,164	25,421
Derivative loss (gain), net of cash settlements received (paid)	(6,464)	11,729
Loss (gain) attributable to write-ups or write-downs of assets	—	—
Cumulative pro forma effect of acquisitions and divestitures	—	—
Interest expense	59,339	56,216
Income tax benefit	(68,702)	(88,155)
Depreciation, depletion and amortization	206,336	162,534
Exploration	34,092	78,943
Impairments	104,484	104,688
Other non-cash expenses (share-based compensation)	6,347	7,430
Other (loss on firm transportation commitment and related accretion)	17,893	—

EBITDAX	$247,618	$222,509

B-1

Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	John U. Clarke	☐	☐	☐

02 03 04 05 06 07	Edward B. Cloues, II Steven W. Krablin Marsha R. Perelman P. van Marcke de Lummen H. Baird Whitehead Gary K. Wright	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
					2	To approve the amendment and restatement of the Penn Virginia Corporation Seventh Amended and Restated 1999 Employee Stock Incentive Plan.	☐	☐	☐
					3	To hold an advisory vote on executive compensation.	☐	☐	☐
					4	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000165067_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _

PENN VIRGINIA CORPORATION

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven A. Hartman and H. Baird Whitehead as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 4, 2013, at the Annual Meeting of Shareholders to be held on May 1, 2013, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” all nominees listed in proposal 1, “FOR” proposals 2, 3 and 4 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement.

 Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(To be Completed and Signed on Reverse Side.)

0000165067_2     R1.0.0.51160